 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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 MICROSEMI CORPORATION
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MICROSEMI CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 12, 2013
AND PROXY STATEMENT

MICROSEMI CORPORATION
One Enterprise
Aliso Viejo, California 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 12, 2013

TO THE STOCKHOLDERS OF MICROSEMI CORPORATION:

Our 2013 Annual Meeting of Stockholders will be held at our corporate offices located at One Enterprise, Aliso Viejo, California 92656, on Tuesday, February 12, 2013, at 10:00 a.m., Pacific Standard Time, for the following purposes:

1.
To elect the eight director nominees named in the attached Proxy Statement to serve until our next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1);

2.	To hold an advisory vote on executive compensation (Proposal 2);

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal 3); and

4.	To transact such other business as may properly come before the Annual Meeting of Stockholders, including any adjournments or postponements thereof.

Any action on the items described above may be considered at the Annual Meeting of Stockholders at the time and on the date specified above or at any time and date to which the Annual Meeting of Stockholders is properly adjourned or postponed.

Only stockholders of record at the close of business on December 14, 2012 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments or postponements of the meeting.

By Order of the Board of Directors,

/S/ John W. Hohener
Aliso Viejo, California	John W. Hohener Secretary
December 20, 2012

IT IS IMPORTANT THAT ALL OF OUR STOCKHOLDERS BE REPRESENTED AT OUR ANNUAL MEETING OF STOCKHOLDERS AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. STOCKHOLDERS, WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON OR NOT, ARE URGED TO VOTE YOUR SHARES BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED IF YOU RECEIVED A PRINTED SET OF THE PROXY MATERIALS BY MAIL OR BY TRANSMITTING YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE (IF AVAILABLE). PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR MORE DETAILS ON VOTING. SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS PROMPTLY WILL ASSIST US IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION. SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING OF STOCKHOLDERS (AND, IF YOU ARE NOT A STOCKHOLDER OF RECORD, YOU HAVE OBTAINED A LEGAL PROXY FROM THE BROKER, BANK, TRUSTEE OR OTHER NOMINEE THAT HOLDS YOUR SHARES GIVING YOU THE RIGHT TO VOTE THE SHARES IN PERSON AT THE ANNUAL MEETING OF STOCKHOLDERS).
Additional copies of proxy materials may be requested in writing and addressed to:

Attention: Investor Relations
Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656

MICROSEMI CORPORATION
One Enterprise
Aliso Viejo, California 92656
 PROXY STATEMENT
 ANNUAL MEETING OF STOCKHOLDERS
February 12, 2013
Our Board of Directors is soliciting your proxy for our Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Standard Time, on February 12, 2013, at the company's corporate offices located at One Enterprise, Aliso Viejo, California 92656, and any and all adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying form of proxy is first being mailed or made available to our stockholders on or about December 20, 2012.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
Stockholders may view this proxy statement and our 2012 Annual Report on Form 10-K over the Internet by accessing http://www.envisionreports.com/MSCC. Information on this website does not constitute part of this proxy statement.
QUESTIONS AND ANSWERS
Proxy Materials

1.	What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting of Stockholders, the voting process, our Board of Directors and the committees of our Board of Directors, the compensation of directors and of certain executive officers for fiscal year 2012, and other required information.

2.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Under the applicable rules of the SEC, we may furnish proxy materials, including this proxy statement and our 2012 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about December 20, 2012, we are mailing the Notice of the Internet Availability of Proxy Materials (the “Notice”) to our stockholders (except those stockholders who previously requested electronic or paper delivery of proxy materials), which includes instructions as to how stockholders may access and review all of the proxy materials on the Internet and how you may submit your proxy electronically via the Internet. The Notice also contains instructions on how to receive, free of charge, a printed copy of our proxy materials. If your received the Notice, you will not receive a paper copy of the proxy materials unless you request one.
Stock Ownership Information

3.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a broker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the stockholder of record, and we are sending the Notice or these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting. If you received a printed set of proxy materials by mail, we have enclosed a proxy card for you to use.
Beneficial Owner
If your shares are held in a brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice or these proxy materials are being forwarded to you on behalf of your broker, bank, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote and you also are invited to attend the Annual Meeting of Stockholders. If you received a printed set of proxy materials, your broker, bank, trustee or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank, trustee or other nominee how to vote your shares.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares at the meeting.
Voting Information

4.	What items of business will be voted on at the Annual Meeting of Stockholders?
The items of business scheduled to be voted on at the Annual Meeting of Stockholders are:

•	The election of the eight director nominees named in this proxy statement to serve until our next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1);

•	An advisory vote on executive compensation (Proposal 2); and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal 3).
We will also consider any other business that properly comes before the Annual Meeting of Stockholders or any adjournments or postponements thereof. See Question “What happens if additional matters are presented at the Annual Meeting of Stockholders?” below.

5.	How does the Board recommend that I vote?
Our Board of Directors recommends that you vote your shares:
“FOR” all of the nominees to the Board (Proposal 1);
“FOR” the approval of the compensation of our Named Executive Officers (as hereinafter defined) (Proposal 2); and
“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal 3).

6.	What shares can I vote?
Each share of our common stock outstanding as of the close of business on December 14, 2012, the record date, is entitled to one vote on each item being voted upon at the Annual Meeting of Stockholders. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank, trustee or other nominee. On the record date, 90,950,803 shares of our common stock were outstanding.

7.	How can I vote my shares in person at the Annual Meeting?
Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting of Stockholders. Shares held beneficially in street name (as described above) may be voted in person at the Annual Meeting of Stockholders only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting of Stockholders, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

8.	How can I vote my shares without attending the Annual Meeting of Stockholders?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting of Stockholders. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee. For directions on how to vote, please refer to the instructions below and to those included in the Notice or, if you received a printed set of proxy materials, on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank, trustee or other nominee.

On the Internet-Stockholders may submit proxies via the Internet by following the instructions provided in the Notice or, if you received a printed set of proxy materials, on your proxy card or voting instruction form..
By Telephone-Stockholders of record who receive a printed set of proxy materials may submit proxies by telephone by following the instructions on their proxy cards. Most of our stockholders who hold shares beneficially in street name and who receive a printed set of proxy materials may vote by telephone by calling the number specified on the voting instruction forms provided by their broker, bank, trustee or other nominee. Please check the voting instruction card for telephone voting availability.
By Mail-Stockholders who receive a printed set of proxy materials may submit proxies or voting instructions by completing, signing and dating their proxy cards or voting instruction forms and mailing them in the accompanying pre-addressed envelope.

9.	What is the deadline for voting my shares?
If you hold shares as a stockholder of record, your vote must be received before the commencement of voting at the Annual Meeting of Stockholders, except that if you vote your shares electronically via the Internet or by telephone, your vote by proxy must be received prior to 9:00 p.m., Pacific Standard Time, on the day prior to the Annual Meeting of Stockholders. If you hold shares beneficially in street name with a broker, bank, trustee or other nominee, please follow the voting instructions provided by your broker, bank, trustee or other nominee.

10.	May I change or revoke my vote?
You may change or revoke your vote at any time prior to the vote at the Annual Meeting of Stockholders. If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at our principal executive offices prior to your shares being voted, or by attending the Annual Meeting of Stockholders and voting in person. Attendance at the meeting will not by itself cause your previously granted proxy to be revoked. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or other nominee, or, if you have obtained a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the meeting and voting in person.  Attendance at the meeting will not by itself cause your previously granted voting instructions to be revoked.

11.	What is the voting requirement to approve each of the proposals?
In the election of directors, the eight persons receiving the highest number of affirmative votes of shares entitled to vote on the matter will be elected as directors.
All other proposals require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the matter. However, because Proposal 2 (an advisory vote on executive compensation) and Proposal 3 (ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm) are advisory only, the voting results on these matters are not binding on the Company, the Board of Directors or any committee thereof. The Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.

12.	How are votes counted?
In the election of directors, you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. A vote of “WITHHELD” with respect to a director nominee will not be counted in determining the outcome of the election of the eight nominees at the Annual Meeting of Stockholders, although it will lower the number of affirmative votes the director receives.
For all proposals other than the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” from voting on these other proposals, your abstention has the same effect as a vote against the proposal. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you submit your proxy or voting instructions without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to our Board of Directors and “FOR” all other proposals (Proposals 2 and 3), and in the discretion of the proxy holders on any other matters that properly come before the meeting.

If you hold shares beneficially in street name through a brokerage account and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker has not received voting instructions from a beneficial owner and, pursuant to applicable stock exchange requirements, the broker is not permitted to vote on that matter without instructions from the beneficial owner but is permitted to exercise discretion to vote shares held by the beneficial owner on at least one other matter at the meeting without instructions from the beneficial owner. Brokers have discretion to vote a beneficial owner’s shares on Proposal 3, the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from the beneficial owner. However, brokers do not have discretion to vote a beneficial owner’s shares on any of the other proposals (Proposals 1 and 2), unless the broker has received voting instructions from the beneficial owner. Accordingly, if your shares are held in street name through a brokerage account and you do not submit voting instructions to your broker, your shares will constitute broker non-votes with respect to Proposal 1 (the election of directors) and Proposal 2 (the advisory vote on executive compensation). Broker non-votes will not be counted in determining the outcome of the election of the eight director nominees or Proposal 2, but will be counted for purposes of determining whether a quorum is present.

13.	What happens if additional matters are presented at the Annual Meeting of Stockholders?
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting of Stockholders. If you grant a proxy, the persons named as proxy holders, James J. Peterson and John W. Hohener, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the director nominees named in Proposal 1 is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on our Board of Directors.

14.	Who will bear the cost of soliciting votes for the Annual Meeting of Stockholders?
Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

15.	Where can I find the voting results of the Annual Meeting of Stockholders?
We intend to announce preliminary voting results at the Annual Meeting of Stockholders. We will also report voting results by filing a current report on Form 8-K with the Securities and Exchange Commission within four business days following the date of the Annual Meeting of Stockholders. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.
Annual Meeting of Stockholders Information

16.	How can I attend the Annual Meeting of Stockholders?
You are entitled to attend the Annual Meeting of Stockholders only if you were a stockholder or joint holder as of the close of business on December 14, 2012, or if you hold a valid proxy for the Annual Meeting of Stockholders. If you are not a stockholder of record but hold shares beneficially through a broker, bank, trustee or other nominee, you should provide proof of beneficial ownership on the record date, a copy of the voting instruction card provided by your broker, bank, trustee or other nominee (if you received a printed set of the proxy materials) or other similar evidence of ownership.

17.	How many shares must be present or represented to conduct business at the Annual Meeting of Stockholders?
The quorum requirement for holding the Annual Meeting of Stockholders and transacting business is that holders of a majority of shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes described previously in Question "How are my votes counted?" are counted for the purpose of determining the presence of a quorum.

Stockholder Proposals, Director Nominations and Related Bylaw Provisions

18.	May I propose actions for consideration at next year’s Annual Meeting of Stockholders?
Yes. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2014 Annual Meeting of Stockholders may do so by following the procedures described in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be delivered to us no later than August 22, 2013 and must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. All proposals should be sent to our Secretary at our principal executive offices.
If you intend to present a proposal at our 2014 Annual Meeting of Stockholders, but you do not intend to have the proposal included in our proxy statement for that meeting, or if you intend to nominate a candidate for election to our Board of Directors, you must deliver notice of your proposal or nomination by following the procedures set forth in Article II, Section 8 of our Bylaws. Your notice must be delivered to our Secretary not earlier than the close of business on October 15, 2013 and not later than the close of business on November 14, 2013. If the notice is not received within these deadlines or does not satisfy the additional notice requirements set forth in Article II, Section 8 of our Bylaws, the proposal or nomination will not be acted upon at the 2014 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock, as of December 14, 2012, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the executive officers named in the Summary Compensation Table included in this proxy statement, and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G or Schedule 13 G/A filed with the Securities and Exchange Commission. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)
Directors and Named Executive Officers:
James J. Peterson	1,197,196	(3)	1.3%
Dennis R. Leibel	119,581	(4)	*
Thomas R. Anderson	25,825	(5)	*
William E. Bendush	25,825	(6)	*
Paul F. Folino	17,000	(7)	*
William L. Healey	25,825	(8)	*
Matthew E. Massengill	50,000	(9)	*
James V. Mazzo	9,899		*
John W. Hohener	175,903	(10)	*
Ralph Brandi	501,000	(11)	*
Steven G. Litchfield	346,430	(12)	*
John M. Holtrust	282,902	(13)	*
All directors and executive officers as a group (15 persons)	2,969,963	(14)	3.2%
Greater than 5% Stockholders:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,694,355	(15)	8.9%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	6,394,419	(16)	7.4%
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	6,229,785	(17)	7.0%
Invesco Ltd. and affiliates 1555 Peachtree Street NE Atlanta, GA 30309	5,863,899	(18)	6.7%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	4,679,069	(19)	5.4%

*	Represents less than 1.0% of the outstanding shares of our common stock.

(1)
We determine beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We deem shares subject to options that are currently exercisable or exercisable within 60 days after December 14, 2012 outstanding for purposes of computing the share amount and the percentage ownership of the person holding the stock options, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(2)	Except as noted in footnotes (1) above and (15) through (19) below, we determine applicable percentage ownership based on 90,950,803 shares of our common stock outstanding as of December 14, 2012.

(3)	Includes 826,900 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(4)	Includes 91,500 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(5)	Includes 12,000 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(6)	Includes 12,000 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(7)
Includes 5,000 shares held by a trust of which Mr. Folino is the sole trustee and has sole voting and investment power and 12,000 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(8)	Includes 14,000 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(9)	Includes 40,000 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(10)	Includes 70,000 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(11)	Includes 380,000 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(12)	Includes 257,130 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(13)	Includes 224,769 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(14)	Includes 1,964,299 shares of our common stock that may be acquired within 60 days of December 14, 2012 through the exercise of stock options.

(15)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on February 10, 2012 by BlackRock, Inc. on its own behalf and on behalf of certain subsidiaries. The schedule indicates that, as of December 30, 2011, BlackRock, Inc., together with its subsidiaries, had sole voting power and sole dispositive power over 7,694,355 shares of our common stock.

(16)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed on February 14, 2012 by Wellington Management Company, LLP ("Wellington"). The schedule indicates that, as of December 31, 2011, Wellington had shares voting power over 4,300,989 shares of our common stock and shared dispositive power over 6,394,419 shares of our common stock.

(17)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on October 10, 2012 by Ameriprise Financial, Inc. (“AFI”) and its subsidiary, Columbia Management Investment Advisers, LLC (“CMIA”), 1225 Franklin Federal Street, Boston, MA 02110. The schedule indicates that, as of September 30, 2012, AFI, together with CMIA, had shared voting power over 2,051,549 shares of our common stock and shared dispositive power over 6,229,785 shares of our common stock.

(18)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G/A filed on February 8, 2012 by Invesco Ltd. on its own behalf and on behalf of certain subsidiaries. The schedule indicates that, as of December 31, 2011, Invesco Ltd., together with its subsidiaries, had sole voting power and sole dispositive power over 5,863,899 shares of our common stock. According to the Schedule 13G/A, the foregoing shares beneficially owned by Invesco Ltd. include 5,643,322 shares beneficially owned by its subsidiary, Invesco Advisers, Inc., 119,000 shares beneficially owned by its subsidiary, Invesco Taiwan Limited and 101,567 shares beneficially owned by its subsidiary, Invesco PowerShares Capital Management, all of which had sole voting power and sole dispositive power over all of such shares.

(19)
Beneficial and percentage ownership information is based on information contained in a Schedule 13G filed on February 9, 2012 by The Vanguard Group, Inc. ("Vanguard") on its own behalf and on behalf of its subsidiary, Vanguard Fiduciary Trust Company ("VFTC"). The schedule indicates that, as of December 31, 2011, Vanguard., together with VFTC, had sole voting power and shared dispositive power over 119,044 shares of our common stock and sole dispositive power over 4,560,025 shares of our common stock.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Bylaws allow for a Board of Directors consisting of not fewer than three and up to thirteen directors, with the number being fixed from time to time by the Board of Directors. Our Board of Directors has fixed the number of directors at eight. Our Board of Directors has nominated all eight of our current directors for re-election to our Board of Directors. The eight nominees for election as directors, if elected, will each serve for a term of one year (ending as of the next Annual Meeting of Stockholders) and until their respective successors are elected and qualified.
Nominees for Election
Our nominees for election to our Board of Directors at the Annual Meeting of Stockholders include seven independent directors, as defined by the applicable listing standards of the NASDAQ Stock Market, and one current member of management. Each of the nominees is currently a member of our Board of Directors and has consented to be named and to serve if elected. In the event that, before the Annual Meeting of Stockholders, any of the nominees for director should become unable to serve if elected, the proxy holders may vote for a substitute nominee designated by our existing Board of Directors to fill the vacancy or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on our Board. Our Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
The names and other information of each of the eight nominees below contains information regarding the nominee’s service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years, if applicable, and the experiences, qualifications, attributes or skills that the Governance and Nominating Committee and the Board of Directors used to determine that the person should serve as a director.

Name
Position with Company (in Addition to Director), Principal Occupation during Last Five Years, Directorships at Other Public Companies during Last Five Years, Legal or Administrative Proceedings (if applicable), and Qualifications to Serve as Director
	Age	Director Since
James J. Peterson
Mr. Peterson has been our President and Chief Executive Officer since 2000. He served as President of LinFinity Microelectronics, Inc., a manufacturer of linear and mixed signal integrated from 1997 to 1999 and as its Vice President of Sales from 1996 to 1997. We acquired LinFinity Microelectronics, Inc. in 1999. Prior to joining LinFinity Microelectronics, Inc., Mr. Peterson served as Senior Vice President, Worldwide Sales & Corporate Communications of Texas Instruments Storage Products Group from 1984 to 1996. Mr. Peterson was a Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009. Mr. Peterson possesses significant experience in our industry and contributes detailed knowledge of our Company’s strategy and operations to the Board of Directors.
	57	2000

Dennis R. Leibel
Mr. Leibel has been our Chairman of the Board since July 2004. Mr. Leibel is currently a retired financial and legal executive, private investor and consultant. He previously held senior positions at management consulting firms Leibel and Associates and Esquire Associates LLC. Mr. Leibel served in senior positions at AST Research, Inc., a desktop, mobile and server PC manufacturer, including Senior Vice President of Legal and Administration, Treasurer and General Counsel, from 1985 to 1996. Prior to joining AST Research, Inc., Mr. Leibel served in senior positions at Smith International, Inc., a diversified oilfield services company, including Director of Taxes, Vice President of Tax and Financial Planning and Vice President of Finance. During his tenure at AST Research, Inc. and Smith International, Inc., both companies were members of the Fortune 500. Mr. Leibel was a Director of Commerce Energy Group, Inc. an electricity and natural gas marketing company based in Costa Mesa, California, from 2005 to 2008 and was a Director of DPAC Technologies Corp., a device networking company based in Hudson, Ohio, from 2006 to 2011. Mr. Leibel brings to the Board of Directors long-term experience in legal, tax and financial matters and experience as a member of senior management within a large organization.
	68	2002

Name
Position with Company (in Addition to Director), Principal Occupation during Last Five Years, Directorships at Other Public Companies during Last Five Years, Legal or Administrative Proceedings (if applicable), and Qualifications to Serve as Director
	Age	Director Since
Thomas R. Anderson
Mr. Anderson is currently a retired executive and private investor. He served as Vice President and Chief Financial Officer of QLogic Corporation, a storage networking technology supplier, from 1993 to 2002. Prior to joining QLogic Corporation, he was Corporate Senior Vice President and Chief Financial Officer of Distributed Logic Corporation, a manufacturer of tape and disk controllers and computer subsystems from 1990 to 1992. Mr. Anderson brings to the Board of Directors long-term experience as a finance professional in the technology industry and experience as a former Chief Financial Officer of public companies.
	68	2002

William E. Bendush
Mr. Bendush is currently a retired executive and private investor. He served as Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation, an information technology products supplier, from 1999 to 2003. Prior to joining Applied Micro Circuits Corporation, Mr. Bendush served in varying senior financial positions, including Senior Vice President and Chief Financial Officer, at Silicon Systems, Inc., a manufacturer of semiconductors for the telecommunications and data storage markets, from 1985 to 1999. Mr. Bendush has been a Director of Cohu, Inc., an equipment manufacturer for the semiconductor industry based in Poway, California, since 2011 and was a Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, from 2008 to 2011. Mr. Bendush brings to the Board of Directors long-term experience as a finance professional in the technology industry and experience as a former Chief Financial Officer of a public company.
	63	2003

Paul F. Folino
Mr. Folino was the Executive Chairman of the Board of Emulex Corporation, an information technology products manufacturer, from 2006 to 2011 and has been as a Director since 1993. He was Chairman of the Board of Emulex Corporation from 2002 to 2006 and its Chief Executive Officer from 1993 to 2006. Prior to joining Emulex Corporation, Mr. Folino served as President and Chief Executive Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products from 1991 to 1993. Mr. Folino has been a Director of CoreLogic, Inc., a provider of consumer, financial and property information, analytics and services to business and government based in Irvine, California, since 2011, a Director of Lantronix, Inc., a provider of smart machine-to-machine connectivity solutions based in Irvine California, since 2012, and serves as a member of the Board of Directors or as a Trustee of a number of non-profit organizations. Mr. Folino brings to the Board of Directors business and leadership experience in the technology industry, including experience as a public company Chief Executive Officer in the technology industry.
	67	2004

Name
Position with Company (in Addition to Director), Principal Occupation during Last Five Years, Directorships at Other Public Companies during Last Five Years, Legal or Administrative Proceedings (if applicable), and Qualifications to Serve as Director
	Age	Director Since
William L. Healey
Mr. Healey is currently a business consultant and private investor. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, Inc., an electronics manufacturer. From 1999 to 2002, Mr. Healey was a business consultant and private investor. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturer, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, Inc., including Senior Vice President of Operations. Mr. Healey has been a Director of Sypris Solutions, Inc., a provider of technology-based outsourced services and specialty products based in Louisville, Kentucky, since 1997 and a Director of Pro-Dex, Inc., a motion control and rotary drive systems manufacturer based in Irvine, California, since 2007 and its Chairman of the Board since 2010. Mr. Healey brings to the Board of Directors expertise in strategic planning and operations, experience as a former public company Chief Executive Officer in the electronics sector and experience from service on the boards of directors of several public companies.
	67	2003

Matthew E. Massengill
Mr. Massengill is the former Chairman of the Board of Western Digital Corporation, a computer storage technology provider, a position he held from 2001 to 2007. He also served as Western Digital Corporation’s Executive Chairman of the Board from 2005 to 2007, its Chief Executive Officer from 2000 to 2005 and its President from 2000 to 2002. Mr. Massengill has been a Director of Western Digital Corporation since 2000 and a Director of GT Advanced Technologies, Inc., a supplier of materials for solar cell and panel manufacturing based in Merrimack, New Hampshire, since 2008 and its Chairman of the Board since 2010. He was also a Director of Conexant Systems, Inc. from 2008 to 2011, and a Director of ViewSonic Corporation, a global provider of display products based in Walnut, California, from 2003 to 2008. Mr. Massengill brings to the Board of Directors technical training and business and leadership experience in the technology industry, including experience as a public company Chief Executive Officer in the technology industry and service on the boards of directors of several public companies.
	51	2006

James V. Mazzo
Mr. Mazzo has served as senior vice president, Abbott Medical Optics, a medical optic technologies company based in Santa Ana, California, since 2009. He was Chief Executive Officer of Advanced Medical Optics, Inc. from its 2002 spin-off from Allergan Inc. until its 2009 sale to Abbott, and its President from 2002 to 2007, and served on its Board of Directors from 2001 to 2009 and as its Chairman of the Board from 2006 to 2009. From 1980 to 2002, Mr. Mazzo held a variety of senior executive-level positions at Allergan, Inc., a global multi-specialty health care company based in Irvine, California, including serving as president of Allergan's Europe/Africa/Middle East region, vice president and managing director in Italy, and director of marketing in Canada. Mr. Mazzo also recently completed a term as chairman of the Advanced Medical Technology Association (AdvaMed) and served as a member of the board of directors of Beckman Coulter, Inc., a manufacturer of biomedical testing equipment, from 2007 to 2009. Mr. Mazzo also serves as a member of the Board or as a Trustee of a number of non-profit organizations and educational institutions. Mr. Mazzo brings to the Board of Directors over 30 years of global business and executive leadership experience in the healthcare and medical technologies industries, including experience as a public company Chief Executive Officer and service on the boards of directors of several public companies.
	55	2012

Vote Required and Recommendation of the Board of Directors
The eight persons receiving the highest number of affirmative votes of shares entitled to be voted for the election of directors will be elected as directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

Executive officers are appointed on an annual basis by our Board of Directors and serve at the discretion of the Board. The names and other information concerning the executive officers (other than James J. Peterson) are set forth below. The information regarding James J. Peterson is provided under the heading “Election of Directors” above.

Name	Position with Company and Principal Occupation during Last Five Years	Age	Officer Since
John W. Hohener	Executive Vice President, Chief Financial Officer and Secretary since 2009; Vice President, Chief Financial Officer and Secretary since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer since 2007; Vice President of Finance from 2006 to 2007.	57	2006

Ralph Brandi	Executive Vice President, Chief Operating Officer since 2002; Vice President-Operations from 2000 to 2002.	68	2000

Steven G. Litchfield	Executive Vice President, Chief Strategy Officer since 2009; Executive Vice President-Analog Mixed Signal Group from 2006 to 2009; Vice President-Corporate Marketing & Business Development from 2003 to 2006; Director of Business Development from 2001 to 2003.	43	2003

John M. Holtrust	Senior Vice President of Human Resources since 2005; Vice President of Human Resources from 2000 to 2005.	62	2000

David Goren	Senior Vice President, Business Affairs and Chief Legal and Compliance Officer since 2012; Vice President, Legal since 2007; General Counsel, PowerDsine, Ltd. (acquired by Microsemi), from 2002 to 2007.	54	2012
Russell R. Garcia	Executive Vice President of Worldwide Marketing since 2011; Executive Vice President-Marketing and Sales since 2010; Chief Executive Officer of WiSpry, Inc., a programmable radio frequency semiconductor company, based in Irvine, California, from 2007 to 2010.	52	2010

Frederick (Rick) C. Goerner	Senior Vice President of Worldwide Sales since 2011; Senior Vice President of Marketing, Sales, and Business Development at Quartics Inc., a fabless semiconductor and software company that provides video processing solutions, based in Irvine, California, from 2010 to 2011; President and Chief Executive Officer of Patriot Scientific Corporation, a provider of data sharing and secure data software solutions, based in Carlsbad, California, from 2008 to 2009; President of RG and Associates, a business development consulting firm, based in San Juan Capistrano, California from 2006 to 2008.	64	2011
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES
Corporate Governance
Corporate Governance Guidelines and Code of Business Ethics
Our Board believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our stockholders. Our Board has adopted Corporate Governance Guidelines that guide its actions with respect to, among other things, the composition of the Board, the Board’s decision-making processes, Board meetings and involvement of management and the Board’s standing committees, and procedures for appointing members of the committees. In addition, our Board has adopted a Code of Ethics that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of the NASDAQ Stock Market.
Our Code of Ethics and Corporate Governance Guidelines are available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. You may request copies of these documents, which will be provided free of charge, by writing to Investor Relations, Microsemi Corporation, One Enterprise, Aliso Viejo, California 92656. In addition, waivers (including any implicit waiver) from, and amendments to, our Code of Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com.
Director Independence
Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation, and Governance and Nominating Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of each director’s business and personal activities as they may relate to the Company, including any transactions with us in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Following completion of these questionnaires, the Board, with the assistance of the Governance and Nominating Committee, makes an annual determination as to the independence of each director using the current standards for “independence” as established by the NASDAQ Stock Market and after consideration of any material relationship a director may have with the Company.
In December 2012, our Board affirmatively determined that all of our directors and nominees for election at the Annual Meeting of Stockholders are independent, as independence is defined under applicable listing standards of the NASDAQ Stock Market, except for James J. Peterson who serves full-time as our President and Chief Executive Officer.
Board Leadership Structure
Our Board of Directors is led by an independent, non-executive Chairman, Mr. Leibel. Our Board of Directors has determined that having an independent director serve as the non-executive Chairman of the Board is in the best interests of the stockholders at this time and allows the Chairman to focus on the effectiveness and independence of the Board while Mr. Peterson, our President and Chief Executive Officer, focuses on executing the Company’s strategy and managing the Company’s operations and performance.
Board Oversight of Enterprise Risk
Our Board is responsible for the oversight of enterprise risk and review of our management’s processes for identifying, evaluating, managing, monitoring and mitigating risk to the Company. Management is responsible for establishing these processes, including activities to manage day-to-day risk of our business and operations. Management regularly discusses these topics with our Board, specifically in relation to our business outlook, strategy and operations. The Board considers its role in risk management to be of high importance and seeks to ensure that there is an appropriate balance of risk and opportunity. The Board also believes that separation of the Chairman and Chief Executive Officer positions as described above facilitates the Board’s ability to more effectively oversee enterprise risk.
Our Board conducts executive sessions of independent directors at each regularly-scheduled meeting. Our Board believes that these sessions promote open discussions amongst the independent directors and facilitate its oversight role of enterprise risk management.
Committees of the Board have oversight responsibilities with regard to risk management within each committee’s area of responsibility. These risks may be specified in a committee charter or periodically identified by the committees.
Compensation Risk Assessment. We have reviewed our compensation programs to determine whether they encourage unnecessary or excessive risk taking and we have concluded that they do not. In making our assessment, during fiscal year 2012, the Compensation Committee engaged Exequity, LLP, its independent compensation consultant, to provide a compensation risk overview which was considered in our risk assessment.
We believe that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. While the Company’s performance-based cash bonuses are generally based on annual results, the amount of such bonuses is generally capped and represents only a portion of each individual’s overall total compensation opportunities. The Company also generally has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances.
As to our compensation arrangements for our executive officers, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking as base salaries are fixed in amount and thus do not encourage risk taking. While the Company’s annual incentive program requires that the Company achieve specified operating performance goals in order for cash bonuses and equity awards to be granted to executives under the program, the Compensation Committee determines the actual amount of each executive’s cash bonus and equity grant based on multiple Company and individual performance criteria as described below. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific annual goals important to our success, and that it does not encourage unnecessary or excessive risk taking.
In addition, a significant portion of the compensation provided to our executive officers is in the form of equity awards that further align executives’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to our stock price, and since awards are generally granted on an annual basis and subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance.
Committees
Our Board of Directors has standing Audit, Compensation, Governance and Nominating, and Executive Committees. Each of these committees operates pursuant to a written charter that is available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. Our Board of Directors typically determines the membership of these committees at its organizational meeting held immediately after the Annual Meeting of Stockholders. The following table identifies the current members of our Board committees:

Director	Audit	Compensation	Governance and Nominating	Executive
James J. Peterson				Chair
Dennis R. Leibel	✓		Chair	✓
Thomas R. Anderson	Chair		✓	✓
William E. Bendush	✓	✓	✓
Paul F. Folino		✓	✓
William L. Healey	✓		✓
Matthew E. Massengill		Chair	✓
James V. Mazzo		✓	✓

Audit Committee. The Audit Committee consisted of directors Thomas R. Anderson, William E. Bendush and Dennis R. Leibel for the entire fiscal year 2012. On December 6, 2011, William L. Healey joined the Audit Committee. Our Board of Directors has affirmatively determined that each of the members of the Audit Committee is independent as defined under applicable NASDAQ listing standards and applicable rules of the Securities and Exchange Commission. The Board of Directors has also determined that each of Mr. Anderson, Mr. Bendush, Mr. Healey and Mr. Leibel are “audit committee financial experts” as defined by rules of the Securities and Exchange Commission. The Audit Committee held nine meetings during fiscal year 2012.
The Audit Committee reviews matters relating to our internal and external audits, financial statements and systems of internal controls. The primary responsibility of the Audit Committee is to retain and confirm the independence of our independent registered public accounting firm, review the scope and results of audit and non-audit assignments and review the adequacy of financial reporting processes, internal controls and policies with respect to risk assessment and risk management. Our internal audit department reports directly to the Audit Committee and performs procedures to identify and evaluate risks. Our internal audit department also recommends risk management controls and continually monitors the effectiveness of these controls. Our Audit Committee meets with the Chief Financial Officer and internal audit department on at least a quarterly basis.
The Audit Committee also meets with our independent registered public accounting firm on at least a quarterly basis. Meetings with our independent registered public accounting firm are held both in the presence of management and in executive session without the presence of management. Our independent registered public accounting firm also has direct access to the Audit Committee.
The Audit Committee also prepares an annual Audit Committee Report and meets to conduct reviews of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Audit Committee’s procedures include, among other things, a review of the financial statements, disclosures and risk factors in the filing with management, our internal audit department and our independent registered public accounting firm. In addition, the Audit Committee is responsible for establishing procedures for the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters and the receipt, retention and treatment of complaints regarding accounting or auditing matters.
Compensation Committee. The Compensation Committee consisted of directors Paul F. Folino and Matthew E. Massengill for the entire fiscal year 2012. On December 6, 2011, William L. Healey and Dennis R. Leibel resigned from, and William E. Bendush joined, the Compensation Committee. On August 7, 2012, James V. Mazzo joined the Compensation Committee. Our Board of Directors has affirmatively determined that each of the members of the Compensation Committee is, or was during his applicable period of service on the Compensation Committee, independent as defined under applicable NASDAQ listing standards. The Compensation Committee held thirteen meetings during fiscal year 2012.
Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•
approving goals relevant to the compensation of our Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

•	approving all compensation arrangements for our other executive officers;

•
making recommendations to the Board of Directors with respect to, and overseeing the administration of, our incentive and equity-based compensation plans and all compensation arrangements for members of the Board and of Board committees;

•	helping to ensure that our compensation policies and practices create a direct relationship between executive compensation and performance and allow us to recruit and retain superior talent; and

•
reviewing the “Compensation Discussion and Analysis” section and recommending to our Board of Directors that such section be included in this proxy statement and incorporated by reference into the annual report, and preparing the Report of the Compensation Committee for inclusion in the proxy statement.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. Except as noted below, the Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our CEO does provide input to the Compensation Committee regarding the performance of our other executive officers and make recommendations to the Compensation Committee with respect to their compensation.
In addition, the Board of Directors has appointed a Special Committee to make equity award grants to our employees other than executive officers in connection with the hiring, promotion or retention of these employees or otherwise consistent with budgets established from time to time by the Compensation Committee. Mr. Peterson is currently the sole member of this committee.
Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For fiscal year 2012, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) for a portion of the year and subsequently retained Exequity, LLP ("Exequity") as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. Except for the consulting services provided to the Compensation Committee, neither F. W. Cook nor Exequity performed any other services for the Company or its management. The Compensation Committee made its compensation decisions during fiscal year 2012, including decisions with respect to our Named Executive Officers’ compensation, after consultation with the independent compensation consultants. The independent compensation consultants advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay), setting compensation levels and advising on whether our compensation programs present unnecessary or excessive risk taking. Exequity also reviewed and identified our appropriate peer group companies for fiscal year 2012 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these peer group companies. All compensation decisions were made solely by the Compensation Committee or the Board of Directors.
Governance and Nominating Committee. The Governance and Nominating Committee consisted of directors Thomas R. Anderson, William E. Bendush, Paul F. Folino, William L. Healey and Dennis R. Leibel for the entire fiscal year 2012. On

December 6, 2011, Matthew E. Massengill joined the Governance and Nominating Committee. On August 7, 2012, James V. Mazzo jointed the Governance and Nominating Committee. Our Board of Directors has affirmatively determined that each of the members of the Governance and Nominating Committee is independent as defined under applicable NASDAQ listing standards. The Governance and Nominating Committee considers matters related to the selection of individuals to be nominated for election to our Board of Directors, the orientation and continuing education of our directors, our annual Board and committee self-evaluations, our annual Board peer reviews and our corporate governance policies. The Governance and Nominating Committee held seven meetings in fiscal year 2012.
In its risk oversight responsibility, the Governance and Nominating Committee periodically reviews our corporate governance guidelines and updates these guidelines as necessary. The Governance and Nominating Committee also reviews compliance with our corporate governance guidelines and insider trading policy and results of our Board’s self-evaluation and peer review processes.
Whenever a vacancy occurs on our Board of Directors, the Governance and Nominating Committee is responsible for identifying and attracting one or more candidates to fill that vacancy, evaluating each candidate and recommending a candidate for selection by the full Board of Directors. In addition, the Governance and Nominating Committee is responsible for recommending nominees for election or re-election to our Board of Directors at each Annual Meeting of Stockholders and for recommending and evaluating Board committee assignments. In identifying and evaluating possible candidates for election as a director, the Governance and Nominating Committee considers factors related to the general composition of the Board as well as specific selection criteria related to the character and capacities of the individual candidates. We believe that the diversity of experience and background of our Board increases its ability to oversee enterprise risk.
While the Governance and Nominating Committee has no specific minimum qualifications in evaluating a director candidate, the Governance and Nominating Committee Charter provides, among other things, that our Board of Directors should be composed of directors who will bring to the Board a variety of experience and backgrounds and who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies, and that our Chief Executive Officer should normally be one of our directors. The Governance and Nominating Committee Charter also provides that, in considering possible candidates for election to our Board of Directors, the Governance and Nominating Committee and other directors should be guided in general by the composition guidelines established above and by, among other things, that each director: (1) should be chosen without regard to sex, race, age, religion or national origin; (2) should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others; (3) should be free of any conflict of interests which would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director; (4) should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (5) should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director. The Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, but from time to time looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate diversity of experience and background.
A stockholder may recommend a director candidate to the Governance and Nominating Committee by delivering a written notice to our Secretary at our principal executive offices that includes the resume of the person being recommended and a statement in writing of the reasons why the person being recommended is well qualified and that the person is ready, willing and able to serve as a director. The Governance and Nominating Committee may request additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors. The Governance and Nominating Committee will review, investigate and recommend to the Board whether it should accept or reject for election to the Board each candidate suggested by any stockholder of the Company. The Governance and Nominating Committee will evaluate the director candidate in the same manner and using the same criteria as used for any other director candidate. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for membership on our Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board of Directors or in connection with the next Annual Meeting of Stockholders. Stockholders who desire to recommend candidates for consideration by our Board of Directors in connection with the next Annual Meeting of Stockholders should submit their written recommendation no later than the last day of the fiscal year preceding the year of that meeting.
Following discussions led by Mr. Leibel of the possibility of recommending that another director be added to the Board of Directors, Mr. Mazzo was initially identified to the Governance and Nominating Committee as a potential candidate by Mr. Peterson. The Governance and Nominating Committee thoroughly reviewed Mr. Mazzo's qualifications and recommended his appointment to our Board. Our Board appointed Mr. Mazzo as a director on August 7, 2012 and, upon the recommendation of the Governance and Nominating Committee, the Board subsequently approved his nomination for election by our stockholders at the Annual Meeting of Stockholders.
Executive Committee. The Executive Committee consisted of directors Thomas R. Anderson, Dennis R. Leibel and James J. Peterson for the entire fiscal year 2012. The Executive Committee may act on behalf of the Board of Directors in such areas as specifically designated and authorized at a preceding meeting of the Board, or in areas requiring extraordinary or expeditious action when the entire Board cannot be convened, except with respect to actions specifically reserved to the Board itself or any actions that are specifically prohibited from being delegated to a Board committee by law, by our Bylaws or in resolutions adopted by the Board as then in effect. There were no meetings of the Executive Committee in fiscal year 2012.
Meetings and Attendance
During fiscal year 2012, our Board of Directors held a total of eight regularly scheduled or special meetings. While serving as a director in fiscal year 2012, no director attended less than 75% of the total number of meetings of the Board of Directors and of all committees on which the director served during the period that he served during fiscal year 2012.
All of our directors in office at the time attended our 2012 Annual Meeting of Stockholders. Our Board of Directors encourages each director to make every reasonable effort to attend our Annual Meeting of Stockholders.
Communicating with Directors
Stockholders may send communications to any director(s), our entire Board of Directors, or any committee of the Board of Directors via U.S. Mail to the following address: Microsemi Corporation, Attention: Chairman of the Board, One Enterprise, Aliso Viejo, California 92656. All communications received will be opened by the Corporate Secretary or his designee for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his designee, deals with the functions of the Board of Directors or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board of Directors.
DIRECTOR COMPENSATION

Director Compensation Table for Fiscal Year 2012

The following table presents information regarding the compensation paid for fiscal year 2012 to members of our Board of Directors who are not also our employees (referred to as “Non-Employee Directors”). The compensation paid to Mr. Peterson, who is also employed by us, is presented below in the Summary Compensation Table and the related explanatory tables. Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as directors.

Name		Fees Earned or Paid in Cash	Stock Awards (1) (2) (3)	Option Awards (1) (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Thomas R. Anderson		$81,520	$166,370	$—	$—	$—	$—	$247,890
William E. Bendush		$78,950	$166,370	$—	$—	$—	$—	$245,320
Paul F. Folino		$73,840	$166,370	$—	$—	$—	$—	$240,210
William L. Healey		$70,960	$166,370	$—	$—	$—	$—	$237,330
Dennis R. Leibel		$102,530	$270,689	$—	$—	$—	$—	$373,219
Matthew E. Massengill		$78,720	$166,370	$—	$—	$—	$—	$245,090
James V. Mazzo	(4)	$6,044	$196,891	$—	$—	$—	$—	$202,935

(1)
The amounts reported in the “Stock Awards” column of the table above reflect the fair value on the grant date of the stock awards granted to our Non-Employee Directors during fiscal year 2012 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. The fair value of the stock awards granted to Non-Employee Directors was determined for these purposes based on the closing price of our common stock on the date of grant. As described below, the number of shares subject to each of these awards was determined by dividing a fixed dollar amount by the average closing price of a share of our common stock over a period of twenty consecutive trading days ending on the date of grant. Accordingly, the dollar amount reported in the table above is different from the fixed dollar amount used to calculate the number of shares to be subject to these awards. For additional information on the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in the Stock-Based Compensation and Employee Benefit Plans footnote to the Company's Consolidated Financial Statements, included as part of the Company's 2012 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. No stock awards granted to Non-Employee Directors were forfeited during fiscal year 2012.

(2)
The following table presents the number of shares subject to outstanding and unexercised option awards and the number of shares subject to unvested stock awards held by each of our Non-Employee Directors as of September 30, 2012. No option awards granted to Non-Employee Directors were forfeited during fiscal year 2012.

Director	Number of Shares Subject to Outstanding Options as of September 30, 2012	Number of Unvested Shares of Restricted Stock as of September 30, 2012
Thomas R. Anderson	12,000	—
William E. Bendush	12,000	—
Paul F. Folino	12,000	—
William L. Healey	14,000	—
Dennis R. Leibel	91,500	—
Matthew E. Massengill	40,000	—
James V. Mazzo	—	—

(3)
Pursuant to our Non-Employee Director compensation program described below, we granted each of our Non-Employee Directors then in office 8,411 fully-vested shares of our common stock on January 31, 2012 (the date of our 2012 Annual Meeting of Stockholders). Each of these grants had a fair value of $166,370 on the grant date based on the closing price of our stock on the grant date. We also granted Mr. Leibel as Chairman of the Board an additional 5,274 fully-vested shares of our common stock on January 31, 2012. This grant had a fair value of $104,319 on the grant date based on the closing price of our stock on that date. On August 7, 2012, we granted Mr. Mazzo an award of 9,899 fully-vested shares of our common stock in connection with his appointment to the Board. This grant had a fair value of $196,891 on the grant date based on the closing price of our stock on that date. See footnote (1) for the assumptions used to value each of these awards.

(4)	Mr. Mazzo was appointed to the Board on August 7, 2012.
Director Compensation Policy
The Board has adopted the following policies for compensating our Non-Employee Directors for their service to the Board.
Cash Compensation. For fiscal year 2012, each Non-Employee Director was paid an annual cash retainer of $40,000. A Non-Employee Director who served as the Chair of the Board was entitled to an additional cash retainer of $20,000 annually while serving in that position, and the Chairs of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee received additional annual retainers of $12,000, $10,000, and $7,000, respectively, while serving in these positions. A Non-Employee Director who attended a Board meeting, or a meeting of the Audit Committee, the Compensation Committee or the Governance and Nominating Committee, was paid a meeting fee for attendance at the meeting. The fee for in-person attendance at a Board meeting is $1,800, and the fee for in-person attendance at a meeting of one of these committees was $1,200. The fee for participating in a meeting by telephone was 60% of the fee for in-person attendance at the meeting. No additional compensation is paid for actions taken by the Board or any committee by written consent.
The Board has revised our policy for providing cash compensation to our Non-Employee Directors. Effective with the first quarter of fiscal year 2013, each Non-Employee Director is paid an annual cash retainer of $60,000. A Non-Employee Director who serves as the Chair of the Board is entitled to an additional cash retainer of $100,000 annually while serving in that position. The Chairs of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee receive additional annual retainers of $15,000, $10,000, and $7,500, respectively, while serving in these positions. In addition, the members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee (including in each case the Chair of the committee) receive additional annual retainers of $12,000, $10,000 and $7,500, respectively. In the event a Non-Employee Director attends more than eight meetings of the Board or of the Audit Committee, the Compensation Committee or the Governance and Nominating Committee in a particular fiscal year (whether such attendance is in person or by telephone and regardless of the length of the meeting), the director receives a $1,500 fee for each meeting of the Board or the Board committee, as applicable, attended in excess of eight meetings during that fiscal year (in the case of committee meetings, only if the director is a member of the applicable committee). Other meeting fees were eliminated and no additional compensation is paid for actions taken by the Board or any committee by written consent.

Equity Awards. Our director compensation policy is designed to further link the interests of directors with those of our stockholders through awards of our common stock. Under the policy the number of shares of our common stock to be awarded to a Non-Employee Director on a particular grant date is determined by dividing a pre-established grant date value (expressed in dollars) by the average closing price (the “Average Closing Price”) of a share of our common stock over a period of twenty consecutive trading days ending with the grant date (or on the immediately preceding trading day if the grant date is not a trading day). We believe this approach provides our directors with consistent levels of equity-based compensation each year when measured based on grant-date values.
The annual grant date value used to determine the number of shares of our common stock to award to one of our continuing Non-Employee Directors is $120,000. As described in the proxy statement for our 2011 Annual Meeting of Stockholders, the Board determined that the equity awards granted to our Non-Employee Directors for fiscal year 2012 and each fiscal year thereafter would be made at our Annual Meeting of Stockholders during that fiscal year. Previously, the annual equity awards for our Non-Employee Directors were granted at the start of each fiscal year. To transition from making these grants at the start of each fiscal year to making these grants at the time of the annual meeting, no annual grant was made to our Non-Employee Directors in connection with our 2011 Annual Meeting of Stockholders or in connection with the start of our 2012 fiscal year. At our Annual Meeting of Stockholders held in 2012, each Non-Employee Director continuing in office after the meeting was granted a stock award based on the regular grant date value of $120,000, plus an additional pro-rata portion of the annual grant value of $120,000 to account for the period of time elapsed from the start of fiscal year 2012 to the actual date of our 2012 Annual Meeting of Stockholders. As our 2012 Annual Meeting of Stockholders was held on January 31, 2012 (approximately four months after the start of fiscal year 2012, which was October 3, 2011), the grant date value used to determine the stock awards for our continuing Non-Employee Directors at that annual meeting was $159,452 (which consists of the regular grant-date value of $120,000 plus a pro-rata portion of this amount ($39,452) to account for the portion of a year that elapsed between the start of fiscal year 2012 and that meeting). Accordingly, on January 31, 2012, each of our Non-Employee Directors in office at that time was awarded 8,411 shares of our common stock, which was determined by dividing a grant date value of $159,452 by the Average Closing Price on that date ($18.958).
Under our director compensation policy in effect for fiscal year 2012, we granted an additional award of shares of our common stock to the Chair of our Board at our 2012 Annual Meeting of Stockholders. As provided in the policy, the number of additional shares that we granted to our Chair was determined by dividing $100,000 by the Average Closing Price on the date of that meeting. Effective for fiscal year 2013, the policy has been revised to eliminate this additional equity award grant to the Chair of our Board.
A new Non-Employee Director appointed or elected to the Board will be granted an award of our common stock on the date the director first becomes a member of the Board determined by dividing (1) the sum of $120,000 plus (if the director takes office other than on the date of an Annual Meeting of Stockholders) a pro-rata portion of the regular $120,000 annual equity award grant value (to account for the period of time remaining in the year before the next regular annual equity award grant for our Non-Employee Directors) by (2) the Average Closing Price as of that date. For example, if a new Non-Employee Director first joins the Board six months after the last Annual Meeting of Stockholders, the Non-Employee Director will receive a number of shares of our common stock equal to $180,000 (the initial fixed grant amount of $120,000 plus a pro-rata portion ($60,000) of the regular annual grant amount to account for the fact that the director joined the Board mid-year) divided by the Average Closing Price on the date the director joins the Board.
Each award of our common stock to a Non-Employee Director is fully vested at grant.
All of our Non-Employee Directors will be reimbursed by the Company for their reasonable travel, lodging and meal expenses incident to meetings of the Board or committees of the Board or in connection with other Board related business.
Director Stock Ownership Guidelines
Our Board of Directors has established stock ownership guidelines for our directors. Each director shall, by August 5, 2014 or within five years after first becoming a member of the Board, whichever occurs later, acquire and hold for the balance of time the director serves on the Board, not fewer than 10,000 shares of common stock of the Company. The closing price of a share of the Company’s common stock on December 14, 2012 was $18.31. At that price, the value of 10,000 shares of or common stock (the stock ownership guideline) was approximately 3.1 times the current $60,000 base annual retainer paid to our Non-Employee Directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal year 2012, and our three other most highly compensated executive officers. These individuals are listed in the “Summary Compensation Table” below and are referred to as the “Named Executive Officers” in this proxy statement.
Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our President and Chief Executive Officer in setting compensation levels for our other Named Executive Officers.
Executive Summary
As described more fully in the Compensation Discussion and Analysis below, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.
In furtherance of our executive compensation objectives, the Company's executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

•
The annual bonuses awarded to the Named Executive Officers for fiscal year 2012 were determined based on the Company's revenue and earnings per share for the fiscal year against performance targets established by the Compensation Committee. The Company's revenue for fiscal year 2012 ($1.0 billion) reflected 21% growth over the Company's revenue for fiscal year 2011 ($835.9 million). The Company's earnings for fiscal year 2012 ($173.9 million) reflected 10.7% growth over the Company's earnings for fiscal year 2011 ($157.1 million). (For these purposes, the Company's earnings were subject to certain adjustments as described below under “Annual Incentive Bonuses.”) Based on these results, the Company paid bonuses to the Named Executive Officers for fiscal year 2012 at 129% of the target bonus levels.

•
The equity awards granted to the Named Executive Officers in fiscal year 2012 were subject to the Company's achievement of a target level of operating income for fiscal year 2011 established by the Compensation Committee at the beginning of fiscal year 2012. No equity grants would be awarded if the performance goal was not achieved. If the performance goal was achieved, the number of restricted shares that could be awarded to each executive were capped. The Compensation Committee had discretion under the program to determine in its judgment the number of restricted shares to award to each executive (in each case, up to the maximum amount provided under the program) based on its assessment of Company and individual performance for fiscal year 2011 and any other factors it deemed appropriate.

•
In structuring the equity awards for fiscal year 2012, the Compensation Committee decided that 50% of the restricted shares awarded to each of the Named Executive Officers would be in the form of restricted share units that vest based on the Company's growth in revenue and earnings per share (subject to certain adjustments) for fiscal years 2012 and 2013 in comparison with the growth in revenue and adjusted earnings per share over the same period for a peer group of companies in the semiconductor industry selected by the Compensation Committee. There is no minimum vesting for these performance-based restricted stock units (i.e., all the performance-based units may be forfeited if minimum performance is not achieved), and the maximum number of stock units that may be earned based on performance is capped. The balance of the restricted shares awarded were subject to a three-year vesting schedule to promote retention of the executive team.

•
To further enhance the alignment of interests between our Chief Executive Officer and our stockholders, Mr. Peterson is expected to hold a certain level of Company stock established under our stock ownership policy.

•	The Compensation Committee retains and, in setting the Company's executive compensation policies, regularly seeks the advice of an independent compensation consultant.

Compensation Governance Measures
Certain practices included and excluded from our executive compensation programs are highlighted below.

•	Our Compensation Committee retains its own independent compensation consultants.

•
The Compensation Committee's independent compensation consultants performed a compensation risk overview considered in our determination that our compensation programs do not encourage unnecessary or excessive risk taking.

•	We link pay to performance and include, among other things, revenue and adjusted earnings growth as performance measures.

•	The Compensation Committee considers external market and peer group compensation data as background when determining compensation levels.

•
Our change-in-control agreements include double-triggers and the applicable severance multiplier is limited to two times for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, and one times for other executives.

•	Our Chief Executive Officer and non-Employee Directors are subject to our stock ownership policy.

•	Our equity compensation plan does not permit repricing of stock options and similar awards without stockholder approval.

•	Employees and directors are prohibited by the Company policy from, among other things, hedging, trading in options, pledging and short selling our common stock.

•	We do not offer executive employment agreements with fixed-term employment commitments.

•	We do not offer multi-year guaranteed bonuses.

•	We do not offer a defined benefit pension or supplementary executive retirement plan.

•	We do not offer tax gross-ups on perquisites.
Executive Compensation Program Objectives and Overview
The Compensation Committee conducts an annual review of our executive compensation programs to help ensure that:

•	the program is designed to allow the Company to recruit and retain superior talent and to create a direct relationship between executive compensation and performance; and

•	the program provides compensation and benefit levels that create proper incentives to enhance the value of the Company and reward superior performance.
The Compensation Committee also reviews compensation levels to help ensure they are reasonable after consideration of the executive compensation programs of similar companies. However, except as noted below with respect to the Company's equity awards in November 2011 for the Named Executive Officers, the Compensation Committee does not specifically “benchmark” compensation at a particular level as compared with these other companies. Instead, the Compensation Committee refers to the peer group compensation data as background information regarding competitive pay levels. The Compensation Committee's practice has been to retain independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data for these companies. The Compensation Committee selected the following U.S.-based publicly traded semiconductor companies as our peer group companies for fiscal year 2012:

Aeroflex Holding Corporation	International Rectifier Corporation	Power Integrations, Inc.
Amkor Technology, Inc.	Intersil Corporation	QLogic Corporation
Atmel Corporation	Linear Technology Corporation	RF Micro Devices, Inc.
AVX Corporation	LSI Corporation	Semtech Corporation
Cirrus Logic, Inc.	Maxim Integrated Products, Inc.	Silicon Laboratories, Inc.
Cypress Semiconductor Corporation	Micrel, Inc.	Skyworks Solutions, Inc.
Diodes, Inc.	Microchip Technology Incorporated	TriQuint Semiconductor, Inc.
Emulex Corporation	MKS Instruments, Inc.	Vishay Intertechnology, Inc.
Fairchild Semiconductor Intl., Inc.	ON Semiconductor Corporation
Integrated Device Technology, Inc.	PMC-Sierra, Inc.
We reference and utilize peer group data as a component in measuring each element of our executive compensation program: base salary, annual incentive bonuses and long-term equity-based awards. The Compensation Committee also considers the peer group in assessing the relative performance of the Company. These peer group companies were selected by the Compensation Committee based on the recommendations of its independent consultants and based on the Compensation Committee's assessment of the following criteria:

•	Semiconductor, semiconductor equipment and technology hardware & equipment companies; and

•
Revenues and market capitalization generally between one-third to three-times that of the Company, with the Company set at approximately the middle of the range of the peer companies at the time the peer group was selected.

Based on the criteria and the consultant's recommendations, we modified the peer group for fiscal year 2012 as compared to fiscal year 2011 by adding MKS Instruments, Inc. Our Named Executive Officer base salaries and target bonus amounts for fiscal year 2012 were, however, adjusted before these changes were made and were based on our peer group for fiscal year 2011. Accordingly, the peer group in effect at the time of these decisions did not include this company, but was otherwise the same group as noted above.
Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) long-term equity awards, in the form of restricted stock and/or stock unit awards. We also provide our Named Executive Officers with certain perquisites and personal benefits and severance benefits if the executive's employment terminates under certain circumstances.
In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance. We believe that in order to attract and retain top executives, we need to provide them with predictable compensation levels that reward their continued service. Annual incentive bonuses are primarily intended to motivate our Named Executive Officers to achieve specified financial goals and any other operating objectives established for the particular year, although we believe they also help us to attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers' long-term interests with stockholders' long-term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and long-term equity awards are the elements of our executive compensation program that are designed to reward performance and thus the creation of stockholder value.
We believe the individual components of our executive compensation program combine together to create a total compensation package for each Named Executive Officer that achieves our compensation objectives and is comparable to our peer group companies identified above. The Compensation Committee believes that the compensation levels for the Named Executive Officers are appropriate as the Company's revenue, operating income, market capitalization, and earnings per share are at or above the median range of the peer companies. Because the Compensation Committee generally seeks to provide compensation at levels it believes are currently competitive, we do not generally factor in amounts realized from prior compensation paid to the Named Executive Officers.

Current Executive Compensation Program Elements
Base Salaries
The Company has not entered into employment agreements with any of the Named Executive Officers that provide for minimum levels of base salary. Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis and the Compensation Committee makes a subjective determination as to whether and the extent to which the salaries should be adjusted. To help inform its decisions in setting specific salary levels for each Named Executive Officer and the Company's other executive officers, the Compensation Committee considers the executive's past performance and expected future contributions to the Company, the Company's overall performance, the executive's salary and responsibilities relative to the other executive officers, the salaries of similarly situated executives with our peer companies, competitive data provided by the Compensation Committee's independent compensation consultants and the overall competition within the high technology market for executive talent. A formula is not used for these purposes and none of these factors is given any particular weight over another as the ultimate base salary determinations by the Compensation Committee are subjective.
During its annual review of base salaries conducted November 2013, the Compensation Committee approved increases to the base salaries for each of the Named Executive Officers by approximately five percent over their existing base salary levels. The Compensation Committee determined in its judgment that these increases were appropriate in light of its subjective assessment of the Company's general performance in fiscal year 2012 relative to its peer group, the fact that Named Executive Officer base salaries had not been adjusted in over 18 months and the factors noted in the preceding paragraph. The Compensation Committee believes that the base salary levels of the Named Executive Officers are competitive.
Annual Incentive Bonuses
In December 2011, the Compensation Committee approved a program (the “bonus program”) that provided each of the Named Executive Officers with a cash incentive bonus opportunity for fiscal year 2012. The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management's interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers' compensation.
Under the bonus program, the amount of each Named Executive Officer's cash bonus for fiscal year 2012 would be determined based on the Company's revenue and earnings per share for the fiscal year relative to goals for each metric established by the Compensation Committee at the beginning of the fiscal year. As reflected in the Company's financial reporting, the Company's results for each metric were calculated in accordance with generally accepted accounting principles, with earnings per share then adjusted for the impact of restructuring activities, purchase accounting, acquisition-related charges and non-cash charges such as amortization of intangible assets and stock-based compensation. The Compensation Committee believed, in its judgment, that revenue and EPS, as so adjusted (referred to in this discussion as "Revenue" and "Adjusted EPS”), were appropriate short-term measures of the Company's growth and performance for purposes of the bonus program and that it would be appropriate to provide greater emphasis on Adjusted EPS. Adjusted EPS was weighted 75% and Revenue was weighted 25% under the bonus program, as the Compensation Committee believed, in its judgment, that Adjusted EPS was a more comprehensive metric of management's ability to achieve operating efficiencies, cost reductions and expense control, as well as its ability to integrate acquisitions.
The Compensation Committee set target cash bonus amounts for each executive at levels that it believed, in its subjective judgment, were appropriate based on its assessment of the target bonus opportunity of similarly situated executives with our peer companies and the executive's responsibilities relative to the other executive officers. In addition, the Compensation Committee took into account the Company's historical levels of Revenue and Adjusted EPS and that achievement of the target level of performance would reflect significant growth in revenue and earnings levels (adjusted as described above) for the Company over fiscal year 2011. Differences in target and actual bonus amounts reflect the Compensation Committee's assessment of different competitive pay levels for each position. With respect to Mr. Peterson, the Compensation Committee believes that a greater percentage of his overall compensation opportunities should be at-risk since he is our President and Chief Executive Officer and bears greater responsibility for the overall performance of the Company. Accordingly, Mr. Peterson's target bonus amount is significantly higher than the target amounts for the other Named Executive Officers. While the Compensation Committee believes that the target and actual bonus amounts for the Named Executive Officers are competitive, the Compensation Committee did not base its decisions on annual incentive bonuses to specific benchmarks against the peer group. Instead, the Compensation Committee referred to the peer group compensation and historical performance data merely as background information regarding competitive pay levels.

The target bonus amounts for each of the Named Executive Officers under the bonus program were as follows (expressed in each case as a percentage of the executive's base salary): Mr. Peterson - 110%; Mr. Hohener - 70%; Mr. Brandi - 75%; Mr. Litchfield - 65%; and Mr. Holtrust - 55%.
In order to incentivize performance throughout the fiscal year, the bonus program was divided into two components--a “First Half Performance Period” comprised of the first two quarters of fiscal year 2012, and a “FY12 Performance Period” covering the entire fiscal year. Each executive had the opportunity to earn up to 50% of the executive's target bonus for fiscal year 2012 during the First Half Performance Period, provided that a bonus would be paid for the First Half Performance Period only if the Company achieved a threshold level of Adjusted EPS for the first two quarters of fiscal year 2012. For the First Half Performance Period, the Compensation Committee established a threshold Adjusted EPS of $0.65, which was achieved, and also established Revenue and Adjusted EPS performance targets for the First Half Performance Period.
To determine the bonus payable to each executive for the First Half Performance Period, a payout percentage was determined by the Company's first half revenue of $490 million and first half Adjusted EPS $0.85 (weighted 25% for Revenue and 75% for Adjusted EPS as noted above) and applied the result to 50% of the executive's total target bonus for fiscal year 2012. Accordingly, each of the Named Executive Officers received a bonus in May 2012 for the First Half Performance Period equal to 87% of the executive's total target bonus for the fiscal year.
For the FY12 Performance Period as a whole, each executive had the opportunity to earn up to 200% of the executive's target bonus opportunity for the fiscal year, provided that the amount of the bonus paid to the executive at the end of the year would be reduced by any bonus paid to the executive for the First Half Performance Period. Subject to such reduction, the bonus payable to each executive at the end of the FY12 Performance Period would be determined in accordance with the following tables (with the percentage to be determined by linear interpolation if performance was between the 35% and 200% levels):

FY12 Revenue	FY12 Revenue Percentage
Less than $974 million	—%
$974 million	35%
$1,020 million	100%
$1,039 million	125%
$1,068 million	150%
$1,098 million or more	200%

FY12 Adjusted EPS	FY12 Adjusted EPS Percentage
Less than $1.50	—%
$1.50	35%
$1.75	100%
$1.87	125%
$2.00	150%
$2.20 or more	200%
To determine the bonus payable to each executive at the end of fiscal year 2012, a payout percentage would be determined under the tables above (weighted 25% for Revenue and 75% for Adjusted EPS as noted above) and applied to the executive's total target bonus for fiscal year 2012. For the FY12 Performance Period, the Company's Revenue was $1.0 billion (resulting in a FY12 Revenue Percentage of 90%) and the Company's Adjusted EPS was $1.99 (resulting in a FY12 EPS Percentage of 142%). Accordingly, each of the Named Executive Officers was awarded a bonus for fiscal year 2012 equal to 129% of the executive's total target bonus for the fiscal year. As noted above, the amount actually paid to the executive at the end of the fiscal year was reduced by the bonus amount paid to the executive for the First Half Performance Period.
Under the bonus program, the Compensation Committee has discretion to reduce (but not increase) the bonus amount for any executive as determined under the terms of the program described above. The Compensation Committee believed that the Named Executive Officers had worked well as a team to produce the Company's financial results for fiscal year 2012 described above, and determined that it would treat them consistently in awarding aggregate cash bonuses of approximately 129% of the applicable target levels and not make any individual-specific bonus adjustments.
The aggregate bonus amount awarded to each of the Named Executive Officers for fiscal year 2012 under the bonus program is set forth below.

Name	Total Target Bonus	Total Cash Bonus Awarded
James J. Peterson	770,000	992,723
John W. Hohener	266,420	343,482
Ralph Brandi	346,830	447,151
Steven G. Litchfield	218,647	281,891
John M. Holtrust	165,165	212,939
Long-Term Incentive Equity Awards
Our policy is that the long-term compensation of our Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, we have historically made annual grants of equity-based awards to provide further incentives to our executives to increase stockholder value. The Compensation Committee believes that performance-based compensation such as long-term equity incentives play a significant role in aligning management's interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers' compensation. As described in more detail below, for fiscal year 2012, the Company implemented performance-based vesting requirements (in addition to a continued service requirement) for half of each Named Executive Officer's annual equity-based award.
The Compensation Committee makes a subjective determination each year as to the type and number of long-term incentive equity awards to be granted to our Named Executive Officers in that year. To help inform its decision making process, the Compensation Committee considers a number of factors, including the executive's position with the Company and total compensation package, the executive's performance of his individual responsibilities, the equity participation levels of comparable executives at comparable companies, the Compensation Committee's general assessment of Company and individual performance, the executive's contribution to the success of the Company's financial performance, the tax consequences of the grants to the individual executive and the Company, accounting impact and potential dilution effects. A formula is not used for these purposes and none of these factors is given any particular weight over another as the ultimate equity award grant determinations by the Compensation Committee are subjective. As noted below, the Compensation Committee also generally considers in determining equity award levels that a greater percentage of overall compensation should be at-risk for our President and Chief Executive Officer as he bears greater responsibility for the overall performance of the Company.
The Company's practice has been to make annual equity award grants at the beginning of each fiscal year. In setting the grant levels, the Compensation Committee considers the performance of the Company and the executive during the preceding fiscal year, and we determine that these grants are, at least in part, compensation for the executive's services during the preceding fiscal year.
Annual equity award grants are generally granted at a Compensation Committee meeting held on or shortly after the first day of each new fiscal year. This meeting is scheduled in advance and so that the Compensation Committee can assess performance for the completed year (i.e., the equity awards granted early in fiscal year 2012 took fiscal year 2011 performance into account as noted below). Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year. Awards related to the hiring or promotion of an individual are issued and priced commensurate with the effective day of each action and are approved by the Compensation Committee (or the Special Committee to Make Grants to Non-executive Employees, if applicable) commensurate with or in advance of such action.
While stock options have been granted in the past, the Company's current practice is to primarily grant long-term incentive awards to Named Executive Officers in the form of shares of restricted stock or restricted stock units. In general, the restricted shares (or units) vest over the three-year period following the date of grant. Thus, restricted shares (or units) are designed both to link executives' interests with those of our stockholders as the shares' value is based on the value of our common stock and, because the restricted shares (or units) generally have value regardless of stock price volatility, they provide a long-term retention incentive for the vesting period and fewer shares can be awarded (when compared with stock options) to deliver the same grant-date value (determined using the equity award valuation principles applied in the Company's financial reporting).
Fiscal Year 2012 Long-Term Incentive Equity Awards. As described in more detail in the Company's 2011 proxy statement, the Compensation Committee approved a maximum equity award amount in December 2010 that could be granted to each Named Executive Officer early in fiscal year 2012 based on fiscal year 2011 performance. Under the program, a Named Executive Officer would not be eligible to receive any equity award for fiscal year 2011 performance if the Company did not achieve a threshold performance goal of $184.6 million in operating income for fiscal year 2011. (For these purposes, the Company's operating income was subject to certain adjustments as described in the 2011 proxy statement under “Annual Incentive Bonuses.”) With respect to Mr. Peterson, and as noted above with respect to annual incentive awards, the Compensation Committee believes that a greater percentage of his overall compensation opportunities should be at-risk since he is our President and Chief Executive Officer and bears greater responsibility for the overall performance of the Company. Accordingly, Mr. Peterson's equity award grant levels are significantly higher than the amounts for the other Named Executive Officers.
In November 2011, the Compensation Committee determined that the Company achieved its operating performance goal established for the equity award program. The Compensation Committee then determined the actual number of restricted shares to be awarded to each executive for fiscal year 2011 performance. In light of the leadership provided by the Named Executive Officers in positioning the Company to achieve its revenue and operating income (adjusted as described in the Company's 2011 proxy statement) growth levels in fiscal year 2011, particularly the fact that the Company's fiscal year 2011 revenue growth level (expressed as a percentage over fiscal year 2010 revenue) placed it first in its peer group using this metric, the Compensation Committee desired to reward the Named Executive Officers with total compensation levels for fiscal year 2011 (consisting of fiscal year 2011 base salaries, cash bonuses for fiscal year 2011, and the grant date fair value, determined using the principles applied in the Company's financial reporting, of the Company's November 2011 equity awards) that exceeded the peer group median total compensation levels for similar positions. Accordingly, the Compensation Committee granted each Named Executive Officer an equity award in November 2011 that would place his total compensation level for fiscal year 2011 (determined as noted above) at approximately the 75th percentile for similar positions in the peer group. The Compensation Committee also determined that the resulting grant date fair values (determined using the principles applied in the Company's financial reporting) of the equity awards for the Named Executive Officers were consistent with the Company's philosophy of placing a greater emphasis on equity awards over other components of the Company's compensation program, and that the long-term link between performance and compensation would be enhanced by the introduction of performance-based vesting requirements (as noted below) for a portion of the equity award grants.
The Compensation Committee also determined that 50% of the shares awarded would be subject to time-based vesting, with the shares being scheduled to vest annually in three equal installments on October 9, 2012, October 9, 2013 and October 9, 2014. The remaining 50% of the shares awarded would be in the form of restricted stock units subject to performance-based vesting requirements. These performance-based awards will generally vest based on the Company's growth in revenue and earnings per share (subject to certain adjustments) for fiscal years 2012 and 2013 in comparison with the growth in revenue and adjusted earnings per share over the same period for a peer group of 28 companies in the semiconductor industry selected by the Compensation Committee (which are identified above under “Executive Compensation Program Objectives and Overview”). Half of each performance-based award opportunity is subject to the growth in revenue metric for the performance period, and half is subject to the growth in earnings per share metric for the performance period. None of the units related to a particular metric will vest if the Company's performance ranking using that metric is lower than the 30th percentile relative to the peer group for the performance period, and the maximum number of units related to a particular metric that will vest is capped at 200% of the “target” number of units subject to the award related to that metric (half the total target number of units subject to the total performance-based award). This maximum vesting level will be achieved only if the Company's performance ranking using that metric is equal to or greater than the 95th percentile relative to the peer group for the performance period. The “target” number of units subject to an award related to a particular metric (half the total target number of units subject to the total performance-based award) will vest only if the Company's performance ranking using that metric is at the 70th percentile of the peer group for the performance period. Thirty percent of the target number of units may vest based on performance for fiscal 2012, with the majority of each award subject to the long-term two year performance period (fiscal years 2012 and 2013).
The number of time-based vesting shares, the target number of shares subject to each performance-based award, and the aggregate grant date fair value of the equity awards granted to each Named Executive Officer in November 2011 is set forth below:

Name	Time-Based Restricted Shares Awarded	Target Performance-Based Restricted Share Units Awarded	Aggregate Grant Date Fair Value (1)
James J. Peterson	110,000	110,000	$3,902,800
John W. Hohener	37,800	37,800	$1,341,144
Ralph Brandi	63,000	63,000	$2,235,240
Steven G. Litchfield	34,200	34,200	$1,213,416
John M. Holtrust	31,200	31,200	$1,106,976

(1)
These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company's financial statements. The fair value of stock awards granted was based on the closing price of our common stock on the date of grant.

As to the stock awards granted in November 2011 based on fiscal year 2011 performance, half of the aggregate grant date stock award value was attributable to the Named Executive Officer's November 2011 time-based restricted stock award and half of the value was attributable to the Named Executive Officer's November 2011 performance-based restricted stock unit award. The grant date value of the performance-based restricted stock unit award was determined assuming “target” level of performance, and the actual payout of the award (based on performance for fiscal years 2012 and 2013) could range from 0% to 200% of the target level.
In November 2012, the Compensation Committee determined the Company's revenue and adjusted earnings per share growth for fiscal year 2012 was above the 70th percentile relative to the peer companies. Accordingly, 30% of the target number of units subject to each Named Executive Officer's award vested at the time of the committee's determination (the maximum number of units that were eligible to vest based on fiscal year 2012 performance as noted above). The remainder of each executive's award remained outstanding and eligible to vest based on the Company's levels of adjusted earnings per share growth and revenue growth relative to the peer companies for the two-year performance period of the award (fiscal years 2012 and 2013).
As noted above, the Compensation Committee included a performance condition that had to be satisfied in order for any Named Executive Officer to be eligible to receive any equity award for fiscal year 2011 performance. The Committee also established a maximum award level for the Named Executive Officers if the performance goal was attained. The maximum amount of long-term equity incentive awards that could be granted to the Named Executive Officers if the performance goal was attained was denominated in Dollars and was equal to a maximum pool of $26.2 million, with the maximum pool allocated as follows: Mr. Peterson, 46%; Mr. Brandi, 19%; Mr. Hohener, 13%; Mr. Litchfield, 11%; and Mr. Holtrust, 11%. The maximum number of restricted shares (or restricted stock units) that could be awarded to the executive was determined by dividing each Named Executive Officer's allocation of the maximum pool by the closing price of the Company's common stock on the last day of the performance period. The Compensation Committee established a maximum pool at a high level to preserve flexibility for years in which performance is exceptional. The Compensation Committee retained discretion to set the final equity award amounts (within the applicable maximums) so long as the performance goal was attained. No “target” performance levels were established under the program. Differences in maximum and actual equity award grant levels reflect the Compensation Committee's assessment of different competitive pay levels for each position. As noted above, the Compensation Committee determined in November 2011 that the performance condition for the equity awards was satisfied. The Compensation Committee also determined that each of the equity awards granted, as set forth above, fell within the maximum grant levels noted above.
Perquisites and Personal Benefits
The Company provides certain perquisites and personal benefits to the Named Executive Officers. Perquisites provided to one or more Named Executive Officers include an automobile allowance and Company-paid premiums for life insurance coverage, disability insurance coverage and health insurance coverage under the Company's executive health plan. The Company believes that perquisites and personal benefits are often a tax-advantaged way to provide the Named Executive Officers with additional annual compensation that supplements their other compensation opportunities, and therefore treat perquisites as another component of annual compensation that is merely paid in a different form. The costs to the Company of providing these benefits are taken into account when the Compensation Committee assesses the appropriate compensation levels for the Named Executive Officers. The perquisites and personal benefits provided to each Named Executive Officer in fiscal year 2012 are reported in the Summary Compensation Table below, and are explained in more detail in the footnotes thereto.
Severance and Other Benefits Upon Termination of Employment
We provide each of our Named Executive Officers with severance benefits under individual retention agreements upon certain terminations of their employment in connection with a change in control of the Company. We provide these benefits because we believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our Named Executive Officers and other executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, we provide these officers with severance benefits if their employment is actually or constructively terminated by us without cause in connection with a change in control. The severance benefits for the Named Executive Officers are generally determined as if they continued to remain employed for one to two years following their actual termination date, depending on the length of their service with the Company.
We believe that our executive officers should receive these severance benefits if their employment is constructively terminated in connection with a change in control (i.e., by a material reduction in the executive's compensation or duties). Because we believe that constructive terminations in connection with a change in control are conceptually the same as actual terminations, these retention agreements provide that the executive may terminate employment in connection with a change in control under circumstances that we believe would constitute a constructive termination of the Named Executive Officer's employment.
In addition, the retention agreement we entered into with Mr. Hohener in November 2008 provides for him to receive severance benefits if his employment is terminated by the Company without cause or by him for good reason prior to a change in control. Based on its review of similarly situated executives, the Compensation Committee determined that it was reasonable to provide Mr. Hohener with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. The severance benefits for Mr. Hohener are generally determined as if he continued to remain employed by the Company for one year following his actual termination date.
As described below under “Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted to our Named Executive Officers under our stock incentive plan generally have “double-trigger” vesting acceleration in connection with a change in control of the Company, which means that they vest on an accelerated basis only if the award holder's employment is terminated by the Company without cause or the award holder terminates employment for good reason, or the awards are not assumed by the successor entity in the transaction.
In the case of Mr. Peterson, as part of his change in control severance benefits under the agreement we originally entered into with him in January 2001, he would be reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide Mr. Peterson with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for him without factoring in the adverse effects that may result from imposition of these excise taxes. The excise tax gross-up is intended to make him whole for any adverse tax consequences he may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of change in control severance protections that we have determined to be appropriate when we originally entered into this agreement with him. When our Compensation Committee decided in 2004 to provide change of control severance benefits to the other Named Executive Officers, the Compensation Committee decided not to include these tax gross-up provisions in their agreements.
Executive Stock Ownership Policy
In December 2011, our Board of Directors established a stock ownership policy for our Chief Executive Officer.  Under the policy, our Chief Executive Officer is expected to acquire and hold shares of common stock of the Company, or time-based vesting Company restricted stock or restricted stock unit awards, with a value of at least three times his base salary.  Our Chief Executive Officer has five years to satisfy this policy.
Policy with Respect to Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the three other most highly compensated Named Executive Officers employed at the end of the year (other than the chief financial officer) unless certain performance and other requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company of various payments and benefits, including the impact of Section 162(m). However, we reserve the right to design programs that may not be deductible under Section 162(m) if we believe they are nevertheless appropriate to help achieve our executive compensation program objectives. We believe that the performance-based components of our current executive compensation program (including the performance-based cash bonuses and performance stock units granted to our Named Executive Officers under our incentive programs as described above) satisfy the requirements for exemption from the $1,000,000 deduction limitation. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable and consistent with the goals of Microsemi and its stockholders.

Subsequent Compensation Actions
In November 2012, the Compensation Committee adopted a cash incentive program for fiscal year 2013. Each of the Named Executive Officers is a participant in the program. The program is similar in structure to the bonus program for fiscal year 2012 described under “Annual Incentive Bonuses” above, except that the bonuses awarded under the program will be determined based on the Company's net cash flow from operations for the fiscal year as well as its EPS and revenue (with such performance metrics in each case being subject to adjustment as under the fiscal year 2012 program). Each executive has the same target bonus (expressed as a percentage of the executive's base salary) as under the fiscal year 2012 program.
The Compensation Committee also granted equity awards to each of the Named Executive Officers in November 2012. As with the November 2011 grants described above, one-half of each executive's award was in the form of time-based restricted stock that vests in annual installments over a three-year period, and one-half of each executive's award was in the form of performance stock units. The performance units are eligible to vest based on the Company's revenue and adjusted EPS over a three-year performance period covering the Company's fiscal years 2013, 2014 and 2015, as well as the Company's total shareholder return over that period relative to a peer group of companies. A portion of the performance units may vest based on performance after each of the first two fiscal years of the performance period.
COMPENSATION COMMITTEE REPORT
The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Securities Exchange Act of 1934, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom is independent as defined by the NASDAQ listing standards.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the Securities and Exchange Commission.
COMPENSATION COMMITTEE
Matthew E. Massengill (Chairman)
William E. Bendush
Paul F. Folino
James V. Mazzo*
*Mr. Mazzo joined the Compensation Committee on August 7, 2012.
Compensation Committee Interlocks and Insider Participation
Matthew E. Massengill and Paul F. Folino were committee members during all of fiscal year 2012. On December 6, 2011, William L. Healey and Dennis R. Leibel resigned from, and William E. Bendush joined, the Compensation Committee. On August 7, 2012, James V. Mazzo joined the Compensation Committee. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related person transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during all of fiscal year 2012.

Summary Compensation Table—Fiscal Years 2010 through 2012
The following table shows the compensation paid to or earned by our Named Executive Officers during the fiscal years 2010 through 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
James J. Peterson	2012	$700,000	$—	$3,902,800	$—	$992,723	$—	$60,577	$5,656,100
President and Chief Executive Officer	2011	$665,600	$—	$3,806,000	$—	$800,800	$—	$41,124	$5,313,524
	2010	$615,600	$—	$1,894,800	$—	$400,000	$—	$48,695	$2,959,095
John W. Hohener	2012	$380,600	$—	$1,341,144	$—	$343,482	$—	$54,282	$2,119,508
Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2011	$363,300	$—	$1,198,890	$—	$277,077	$—	$42,160	$1,881,427
	2010	$328,750	$—	$1,347,900	$—	$278,000	$—	$42,437	$1,997,087
Ralph Brandi	2012	$462,440	$—	$2,235,240	$—	$447,151	$—	$59,581	$3,204,412
Executive Vice President, Chief Operating Officer	2011	$441,420	$—	$1,998,150	$—	$360,703	$—	$46,377	$2,846,650
	2010	$410,020	$—	$1,579,000	$—	$370,000	$—	$46,623	$2,405,643
Steven G. Litchfield	2012	$336,380	$—	$1,213,416	$—	$281,891	$—	$58,801	$1,890,488
Executive Vice President, Chief Strategy Officer	2011	$321,090	$—	$1,084,710	$—	$227,393	$—	$48,242	$1,681,435
	2010	$298,220	$—	$631,600	$—	$210,000	$—	$43,775	$1,183,595
John M. Holtrust	2012	$300,300	$—	$1,106,976	$—	$212,939	$—	$45,625	$1,665,840
Senior Vice President of Human Resources	2011	$286,650	$—	$989,560	$—	$171,772	$—	$36,123	$1,484,105
	2010	$266,250	$—	$631,600	$—	$160,000	$—	$40,021	$1,097,871

(1)
The amounts reported in the “Stock Awards” column reflect the fair value on the grant date of the stock awards and performance share units granted to our Named Executive Officers during the applicable fiscal year. Amounts related to performance share units are reported at target. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. The fair value of Stock Awards granted was based on the closing price of our common stock on the date of grant. For additional information on the assumptions and methodologies used to value the awards reported in the “Stock Awards” column above, please see the discussion of stock awards contained in the Stock Based Compensation footnote to the Company’s Consolidated Financial Statements, included as part of the Company’s 2012 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

The amounts included in the “Stock Awards” column with respect to performance share units granted during fiscal year 2012 are based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The following table presents the aggregate grant-date fair value of performance share units awards granted in fiscal year 2012 included in the “Stock Awards” column for fiscal year 2012 and the aggregate grant-date fair value of these awards assuming that the highest level of performance conditions were achieved.

	Aggregate Grant Date Fair Value
Name	Based on Probable Outcome as of the Grant Date	Based on Maximum Performance
James J. Peterson	$1,951,400	$3,902,800
John W. Hohener	$670,572	$1,341,144
Ralph Brandi	$1,117,620	$2,235,240
Steven G. Litchfield	$606,708	$1,213,416
John M. Holtrust	$553,488	$1,106,976
No stock awards granted to Named Executive Officers were forfeited during fiscal years 2012, 2011 or 2010. For information about the stock awards granted to our Named Executive Officers for fiscal year 2012, please see the discussion under “Grants of Plan-Based Awards” below.

(2)	For a description of our non-equity incentive plan compensation for fiscal year 2012, please see the discussion in the “Compensation Discussion and Analysis” above.

(3)
The amounts reported in the “All Other Compensation” column of the table above consist of payments of premiums under the Company’s health, disability and life insurance policies and auto allowance for each of these executives. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable executive officer. This insurance is not split-dollar life insurance. The fiscal year 2012 payments made on behalf of or to each of the Named Executive Officers were as follows:

Name	Health and Disability Insurance Premiums	Auto Allowance	401(k) Plan Contributions	Term Life Insurance Premiums
James J. Peterson	$30,567	$12,000	$13,204	$4,806
John W. Hohener	$26,350	$11,004	$12,122	$4,806
Ralph Brandi	$30,567	$11,004	$13,204	$4,806
Steven G. Litchfield	$32,432	$11,004	$10,559	$4,806
John M. Holtrust	$20,313	$11,004	$9,502	$4,806

Compensation of Named Executive Officers
The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal year 2012. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, non-equity incentives or a bonus, and long-term equity incentives consisting of stock options and restricted stock awards. Named Executive Officers also earned the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table, as further described in footnote 3 to the table. As noted above, the Company does not have employment agreements with any of the Named Executive Officers that provides for minimum levels of base salary.
The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the restricted stock awards granted during fiscal year 2012, provides information regarding the incentive compensation awarded to our Named Executive Officers. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.
Grants of Plan-Based Awards—Fiscal Year 2012
The following table provides information about grants of plan-based cash and equity awards during fiscal year 2012 to the Named Executive Officers. Each of the equity-based awards was granted under our 2008 Performance Incentive Plan
(the “2008 Plan”).

	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option Awards (1)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James J. Peterson	11/17/2011	$—	$—	$—	—	110,000	220,000	—	—	—	$1,951,400
	11/17/2011	$—	$—	$—	—	—	—	110,000	—	—	$1,951,400
	12/15/2011	$—	$770,000	$1,540,000	—	—	—	—	—	—	$—
John W. Hohener	11/17/2011	$—	$—	$—	—	37,800	75,600	—	—	—	$670,572
	11/17/2011	$—	$—	$—	—	—	—	37,800	—	—	$670,572
	12/15/2011	$—	$266,420	$532,840	—	—	—	—	—	—	$—
Ralph Brandi	11/17/2011	$—	$—	$—	—	63,000	126,000	—	—	—	$1,117,620
	11/17/2011	$—	$—	$—	—	—	—	63,000	—	—	$1,117,620
	12/15/2011	$—	$346,830	$693,660	—	—	—	—	—	—	$—
Steven G. Litchfield	11/17/2011	$—	$—	$—	—	34,200	68,400	—	—	—	$606,708
	11/17/2011	$—	$—	$—	—	—	—	34,200	—	—	$606,708
	12/15/2011	$—	$218,647	$437,294	—	—	—	—	—	—	$—
John M. Holtrust	11/17/2011	$—	$—	$—	—	31,200	62,400	—	—	—	$553,488
	11/17/2011	$—	$—	$—	—	—	—	31,200	—	—	$553,488
	12/15/2011	$—	$165,165	$330,330	—	—	—	—	—	—	$—

(1)
The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s consolidated financial statements. With respect to performance share units, the grant date fair value is reported based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see footnote (1) to the Summary Compensation Table.

 Description of Plan-Based Awards
The “non-equity incentive plan” awards reflected in the Grants of Plan-Based Awards Table were granted under our annual bonus program for fiscal year 2012. The terms of this program are described in the “Compensation Discussion and Analysis” above.
Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2008 Performance Incentive Plan (the “2008 Plan”). The 2008 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.
Under the terms of awards granted under the 2008 Plan, if there is a change in control of the Company, outstanding awards granted under the plan (including awards held by our Named Executive Officers) will generally terminate unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. The Compensation Committee has discretion to provide for outstanding awards to become vested and/or to be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.
As described in the “Compensation Discussion and Analysis,” one-half of the equity incentive award granted to each of our Named Executive Officers during fiscal year 2012 is in the form of restricted shares that vest annually in equal installments over a three year period (reported under “All Other Stock Awards” in the table above”). The remaining one-half of the equity incentive award granted to each executive is in the form of restricted stock units that are eligible to vest based on our growth in earnings per share and revenue during fiscal years 2012 and 2013 relative to a peer group of companies (reported under “Equity Incentive Plan Awards” in the table above). For more information on these performance requirements, please see the “Long-Term Incentive Equity Awards” section of the “Compensation Discussion and Analysis” above. Prior to the time the shares become vested, the executive generally does not have the right to dispose of the restricted shares or stock units prior to vesting. The executive does have the right to vote and receive dividends (if any) paid by the Company in respect of the restricted shares. Restricted stock units are payable in shares of our common stock on a one-for-one basis following the vesting date, and if any dividends are paid by the Company, the executive would be credited with additional restricted stock units that are subject to the same vesting and payment terms as the underlying stock units.
The Grants of Plan-Based Awards Table above reflects the equity awards actually granted to our Named Executive Officers in fiscal year 2012. As described in the “Compensation Discussion and Analysis” above, our equity awards granted to our Named Executive Officers in fiscal year 2013 include awards that are subject to performance-based (as well as continued service) vesting requirements.
Outstanding Equity Awards at Fiscal Year-End—Fiscal year 2012
The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of September 30, 2012, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James J. Peterson	500,000	—	—	$25.27	9/26/2015	—		$—	—		$—
	257,900	—	—	$13.72	9/26/2014	—		$—	—		$—
	69,000	—	—	$11.36	8/18/2014	—		$—	—		$—
	—	—	—	$—	—	110,000	(2)	$2,207,700	—		$—
	—	—	—	$—	—	66,667	(3)	$1,338,007	—		$—
	—	—	—	$—	—	—		$—	110,000	(5)	$2,207,700

John W. Hohener	70,000	—	—	$30.50	1/13/2016	—		$—	—		$—
	—	—	—	$—	—	37,800	(2)	$758,646	—		$—
	—	—	—	$—	—	21,000	(3)	$421,470	—		$—
	—	—	—	$—	—	8,333	(4)	$167,243
	—	—	—	$—	—	—		$—	37,800	(5)	$758,646

Ralph Brandi	250,000	—	—	$25.27	9/26/2015	—		$—	—		$—
	130,000	—	—	$13.72	9/26/2014	—		$—	—		$—
	—	—	—	$—	—	63,000	(2)	$1,264,410	—		$—
	—	—	—	$—	—	35,000	(3)	$702,450	—		$—
	—	—	—	$—	—	—		$—	63,000	(5)	$1,264,410

Steven G. Litchfield	170,000	—	—	$25.27	9/26/2015	—		$—	—		$—
	35,000	—	—	$16.17	3/28/2015	—		$—	—		$—
	50,000	—	—	$13.72	9/26/2014	—		$—	—		$—
	2,130	—	—	$9.57	10/20/2013	—		$—	—		$—
	25,000	—	—	$18.77	1/12/2013	—		$—	—		$—
	—	—	—	$—	—	34,200	(2)	$686,394	—		$—
	—	—	—	$—	—	19,000	(3)	$381,330	—		$—
	—	—	—	$—	—	—		$—	34,200	(5)	$686,394

John M. Holtrust	110,000	—	—	$25.27	9/26/2015	—		$—	—		$—
	35,000	—	—	$16.17	3/28/2015	—		$—	—		$—
	40,000	—	—	$13.72	9/26/2014	—		$—	—		$—
	5,000	—	—	$11.36	8/18/2014	—		$—	—		$—
	34,769	—	—	$7.06	6/17/2013	—		$—	—		$—
	14,000	—	—	$3.12	11/26/2012	—		$—	—		$—
	—	—	—	—	—	31,200	(2)	626,184	—		$—
	—	—	—	—	—	17,333	(3)	347,873	—		$—
	—	—	—	—	—	—		—	31,200	(5)	$626,184

(1)
The dollar amounts shown in this column are determined by multiplying (x) the number of unvested shares or units subject to the award by (y) $20.07 (the closing price of a share of our common stock on September 28, 2012, the last trading day of fiscal year 2012).

(2)	The unvested portion of these grants is scheduled to vest in equal installments on October 9, 2012, October 9, 2013 and October 12, 2014.

(3)	The unvested portions of these grants is scheduled to vest on September 27, 2013.

(4)	The unvested portions of this grant are scheduled to vest on February 16, 2013.

(5)
The unvested portion of these grants represent performance stock units at target with a performance period covering fiscal years 2012 and 2013. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see footnote (1) to the Summary Compensation Table.

Option Exercises and Stock Vested—Fiscal Year 2012

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal year 2012 on the vesting during fiscal year 2012 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
James J. Peterson	195,000	$529,184	172,666	$3,440,700
John W. Hohener	70,000	$190,249	49,333	$999,587
Ralph Brandi	126,199	$317,856	35,000	$709,475
Steven G. Litchfield	75,000	$203,895	32,333	$648,167
John M. Holtrust	45,000	$80,100	30,667	$614,175

(1)
The dollar amounts in this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share price of our common stock realized upon the exercise and the exercise price of the options.

(2)	The dollar amounts shown in this column for stock awards are determined by multiplying the number of shares that vested by the per-share price of our common stock on the vesting date.
Potential Payments upon Termination or Change in Control
The following section describes the benefits that may become payable to the Named Executive Officers in connection with certain terminations of their employment pursuant to the terms of their respective retention agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2008 Plan as noted under “Grants of Plan-Based Awards” above.
In the event that a Named Executive Officer's employment is terminated by the Company without cause or by the executive for good reason at any time following a change of control, the executive would be entitled to severance benefits based on the “Severance Multiplier” provided in that executive's agreement. (For these purposes, the terms “cause,” “good reason” and “change of control” are each defined in the applicable agreement.) For Messrs. Peterson, Hohener and Brandi, the Severance Multiplier is two, and for Messrs. Holtrust and Litchfield, the Severance Multiplier is one. In each case, the executive would be entitled to the following benefits: (1) a lump sum cash payment equal to the Severance Multiplier times the sum of (a) the executive's base salary as of the date of termination, plus (b) the highest annual bonus the executive received in any of the three years preceding the year of termination; (2) continued payment by the Company for the number of years represented by the Severance Multiplier of the premiums for medical, dental and vision coverage for the executive and his eligible dependents, the premiums for the executive's life insurance coverage, and the executive's car allowance; (3) a cash payment equal to the value of the executive's unvested benefits under the Company's tax-qualified retirement plans; and (4) full acceleration of the executive's then outstanding and unvested equity-based awards, with the executive's options to remain exercisable for the number of years represented by the Severance Multiplier (subject to earlier termination on the option's expiration date). The agreement with Mr. Peterson also provides if the benefits payable to the executive in connection with a change in control would be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, the Company will make a gross-up payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due.
In addition, the agreement with Mr. Hohener provides that if his employment is terminated by the Company without cause or by Mr. Hohener for good reason at any time prior to a change in control of the Company, Mr. Hohener would be entitled to the severance benefits described above, except that the Severance Multiplier used to determine the benefits in each case would be one.
In each case, the executive's right to receive severance benefits under his retention agreement is subject to his executing and delivering a release of claims in favor of the Company. In addition, each of the retention agreements provides that following a termination of employment under the circumstances described above, the executive will not solicit the Company's employees or engage in a business that competes with the Company for the number of years following termination of employment represented by the applicable Severance Multiplier (or, in the case of Mr. Peterson, for a period of between 12 and 18 months following termination).
Estimated Severance Benefits
As prescribed by disclosure rules of the Securities and Exchange Commission, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described above, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of the Company) occurred on September 30, 2012 and that the price per share of our common stock is equal to the closing price on that date.
Termination Without Cause or for Good Reason after Change of Control. The following chart presents our estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled had his employment terminated on September 30, 2012 pursuant to a termination by the Company without cause or by the executive for good reason following a change in control of the Company:

Name	Cash Severance	Continuation of Benefits (1)	Equity Acceleration (2)	Total
James J. Peterson	$3,001,600	$121,154	$5,753,407	$8,876,161	(3)
John W. Hohener	$1,317,200	$108,564	$2,106,005	$3,531,769
Ralph Brandi	$1,664,880	$119,162	$3,231,270	$5,015,312
Steven G. Litchfield	$563,773	$58,801	$1,754,118	$2,376,692
John M. Holtrust	$472,072	$45,625	$1,600,241	$2,117,938

(1)
This column includes the Company's cost to provide continued medical, dental, vision, disability and life insurance for the executive and the executive's car allowance through the applicable severance period. As described above, the severance period is two years in the case of Messrs. Peterson, Hohener and Brandi and one year in the case of Messrs. Holtrust and Litchfield. The account of each of our Named Executive Officers with severance benefits under our 401(k) plan was fully vested prior to the beginning of fiscal year 2012.

(2)
This column reports the intrinsic value of the unvested portions of each executive's awards that would accelerate in these circumstances. For restricted stock awards and performance units, this value is calculated by multiplying the closing price of our common stock on the last trading day of the fiscal year by the number of shares subject to the accelerated portion of the award. Performance units are calculated at target. Named Executive Officers did not hold any unvested stock options or stock appreciation rights on September 30, 2012.

(3)
As described above, if the benefits payable to Mr. Peterson in connection with a change in control would be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, we will make an additional payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. We estimate that payment of the benefits described above to Mr. Peterson in these circumstances would not trigger an excise tax under Sections 280G and 4999. For purposes of this calculation, we have assumed that the executive's outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.

Termination Without Cause or for Good Reason prior to Change of Control. The following chart presents our estimate of the amount of the benefits to which each of the Named Executive Officers would have been entitled had his employment terminated on September 30, 2012 pursuant to a termination by the Company without cause or by the executive for good reason prior to a change in control of the Company:

Name	Cash Severance	Continuation of Benefits (1)	Equity Acceleration (2)	Total
James J. Peterson	$—	$—	$—	$—
John W. Hohener	$658,600	$54,282	$2,106,005	$2,818,887
Ralph Brandi	$—	$—	$—	$—
Steven G. Litchfield	$—	$—	$—	$—
John M. Holtrust	$—	$—	$—	$—

(1)	See footnote (1) to the table above.

(2)	See footnote (2) to the table above.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).
As described more fully in the Compensation Discussion and Analysis of this proxy statement, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance and to create proper incentives to enhance the value of the Company and reward superior performance.
In furtherance of these objectives, the Company's executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay our executives directly to our performance. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

•
The annual bonuses awarded to the Named Executive Officers for fiscal year 2012 were determined based on the Company's revenue and earnings per share for the fiscal year against performance targets established by the Compensation Committee. The Company's revenue for fiscal year 2012 (approximately $1.0 billion) reflected 21% growth over the Company's revenue for fiscal year 2011 (approximately $835.9 million). The Company's earnings for fiscal year 2012 (approximately $173.9 million) reflected 10.7% growth over the Company's earnings for fiscal year 2011 (approximately $157.1 million). (For these purposes, the Company's earnings were subject to certain adjustments as described below under “Annual Incentive Bonuses.”) Based on these results, the Company paid bonuses to the Named Executive Officers for fiscal year 2012 at approximately 129% of the target bonus levels.

•
The equity awards granted to the Named Executive Officers in fiscal year 2012 were subject to the Company's achievement of a target level of operating income for fiscal year 2011 established by the Compensation Committee at the beginning of fiscal year 2012. No equity grants would be awarded if the performance goal was not achieved. If the performance goal was achieved, the number of restricted shares that could be awarded to each executive were capped. The Compensation Committee had discretion under the program to determine in its judgment, the number of restricted shares to award to each executive (in each case, up to the maximum amount provided under the program) based on its assessment of Company and individual performance for fiscal year 2011 and any other factors it deemed appropriate.

•
In structuring the equity awards for fiscal year 2012, the Compensation Committee decided that 50% of the restricted shares awarded to each of the Named Executive Officers would be in the form of restricted share units that vest based on the Company's growth in revenue and earnings per share (subject to certain adjustments) for fiscal years 2012 and 2013 in comparison with the growth in revenue and adjusted earnings per share over the same period for a peer group of companies in the semiconductor industry selected by the Compensation Committee. There is no minimum vesting for these performance-based restricted stock units (i.e., all the performance-based units may be forfeited if minimum performance is not achieved), and the maximum number of stock units that may be earned based on performance is capped. The balance of the restricted shares awarded were subject to a three-year vesting schedule to promote retention of the executive team.

•
To further enhance the alignment of interests between our Chief Executive Officer and our stockholders, Mr. Peterson is expected to hold a certain level of Company stock established under our stock ownership policy

•	The Compensation Committee retains and, in setting the Company's executive compensation policies, regularly seeks the advice of an independent compensation consultant.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting of Stockholders:
RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the

Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and is not binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
Our current policy is to provide stockholders with an opportunity to approve the compensation of the Company's Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2014 Annual Meeting of Stockholders.
Vote Required
Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of shares of the Company's common stock present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on this proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENTS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT MATTERS

Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended September 30, 2012, has been selected by our Audit Committee to serve in that same capacity for the current fiscal year.
Audit and Non-Audit Fees
We were billed an aggregate of $5,554,013 and $4,215,314 by PricewaterhouseCoopers LLP for professional services in fiscal year 2012 and fiscal year 2011, respectively. The table below sets forth the components of these aggregate amounts.

	Amount Billed
Description of Professional Services	Fiscal Year 2012	Fiscal Year 2011
Audit Fees—professional services rendered for the audit of our annual financial statements in our Forms 10-K, the reviews of the quarterly financial statements in our Forms 10-Q, and Sarbanes-Oxley testing	$3,377,810	$2,457,576
Audit-Related Fees—assurance and related services reasonably related to the performance of the audit or review of our financial statements	—	—
Tax Fees—professional services rendered for tax compliance, tax advice and tax planning (1)	2,176,203	1,757,738
All Other Fees	—	—
Total Fees	$5,554,013	$4,215,314

(1)	Tax services in fiscal year 2012 and fiscal year 2011 included domestic and international tax compliance, planning and advice.
 Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that PricewaterhouseCoopers LLP seeks pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. Pursuant to regulations of the Securities and Exchange Commission, one-hundred percent (100%) of the Audit-Related Fees and Tax Fees billed by PricewaterhouseCoopers during fiscal year 2012 and fiscal year 2011 were approved by the Audit Committee. The Audit Committee’s approval policy also permits the Audit Committee Chairman to pre-approve services in between Audit Committee meetings.
AUDIT COMMITTEE REPORT
The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended September 30, 2012. This report shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Securities Exchange Act of 1934, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.
Report of the Audit Committee
As members of the Audit Committee, we are responsible for oversight of all aspects of the Company’s financial reporting, internal control and audit functions. We carry out those responsibilities in accordance with the guidelines set forth in our Audit Committee Charter, which is available on our website under the Corporate Governance section of the Investors tab at http://www.microsemi.com. The Audit Committee is solely responsible for engaging the independent registered public accounting firm on behalf of the Company to provide any audit and non-audit services. We have approved an engagement agreement with PricewaterhouseCoopers LLP, the independent registered public accounting firm. The engagement agreement establishes certain particular services that are required of the independent registered public accounting firm. The engagement agreement further requires the independent registered public accounting firm to inform the Audit Committee of each particular other service they will render, and in each instance these other particular services are subject to prior review and approval of the Audit Committee. We have not delegated, and will not delegate, this responsibility to the
Company’s management.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements. Our responsibility is to monitor and review these processes and procedures. We are not professionally engaged in the practice of accounting or auditing. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.
During fiscal year 2012, we met and held discussions with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. We have reviewed and discussed the audited financial statements and systems of internal controls and procedures with management. We have also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114. We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions of the foregoing, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2012 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Thomas R. Anderson (Chairman)
William E. Bendush
William L. Healey*
Dennis R. Leibel
*Mr. Healey joined the Audit Committee on December 6, 2011.

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1983. The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2013. We are not required to submit the appointment of PricewaterhouseCoopers LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by our stockholders. If our stockholders do not ratify this appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. In addition, even if our stockholders ratify the appointment of the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and its stockholders.
Before making its decision to appoint PricewaterhouseCoopers LLP, the Audit Committee carefully considered the firm’s qualifications as our independent registered public accounting firm, which included a review of its overall performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with PricewaterhouseCoopers LLP in all these respects.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the matter is required for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

TRANSACTIONS WITH RELATED PERSONS
Certain Transactions with Related Persons
There were no transactions during fiscal year 2012, nor are there any currently-proposed transactions, where we were, are or will be a participant, the aggregate amount involved exceeds $120,000 and a related person, as defined by applicable rules of the Securities and Exchange Commission, has or will have a direct or indirect material interest.
Policies and Procedures for Approval of Related Person Transactions
The Audit Committee’s charter states that the Audit Committee shall review all proposed related party transactions. In determining whether to approve or reject a related person transaction, the Audit Committee may take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s economic interest in the transaction. Audit Committee review and approval of related person transactions is evidenced in the minutes of the applicable Audit Committee meeting. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ Stock Market. The Securities and Exchange Commission has established specific due dates for these reports, and we must disclose in this proxy statement any late filings during fiscal year 2012. To our knowledge, based solely on our review of the copies of Section 16(a) forms required to be furnished to us with respect to fiscal year 2012 and any written representations that no other reports were required, all of these reports were timely filed during fiscal year 2012 except for one late reporting transaction on Form 4 each for Russell R. Garcia and Frederick (Rick) C. Goerner.
EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one equity compensation plan: the 2008 Plan, which has been approved by our stockholders. The following table sets forth for each of our equity compensation plans the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of September 30, 2012.

Plan category	Number of share of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plan approved by stockholders	6,197,103	(1)	20.32	16,034,309	(2)
Equity compensation plan not approved by stockholders	N/A		N/A	N/A
Total	6,197,103		20.32	16,034,309

(1)
This amount represents shares of the Company's common stock issuable upon the exercise of 5,828,903 stock options and stock appreciation rights with a weighted average exercise price of $20.61, 350,000 performance units and 18,200 restricted stock units. Performance units are reported at the target amount. This table does not include equity awards that have been assumed by the Company in connection with the acquisition of other companies. As of September 30, 2012, an additional 1,145,328 shares of the Company's common stock were subject to outstanding stock options and stock appreciation rights assumed in connection with acquisitions of other companies (with a weighted average exercise price of $13.40) and an additional 46,403 shares of the Company's common stock were subject to outstanding assumed awards of restricted stock units.

(2)
All of these shares are available for future issuance under the 2008 Plan. The shares available for awards under the 2008 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under the 2008 Plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
In accordance with the rules of the Securities and Exchange Commission, we are delivering only one Notice or, if applicable, one proxy statement and annual report to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you are a stockholder at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials, or if you desire to notify us that you wish to receive a separate copy of the proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to Investor Relations, Microsemi Corporation, One Enterprise, Aliso Viejo, California 92656, (949) 380-6100.
If a broker, bank, trustee or other nominee holds your Microsemi shares, please contact your broker, bank, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to receive multiple copies by revoking your consent to householding.
ANNUAL REPORT
Our Annual Report on Form 10-K for fiscal year 2012 has been mailed or otherwise provided to stockholders concurrently with this proxy statement. We will provide, without charge, a copy of our Annual Report on Form 10-K for fiscal year 2012 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:
Investor Relations
Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
This proxy statement and our Annual Report on Form 10-K are also available at our website at http://www.microsemi.com or at the SEC's website at http://www.sec.gov.
OTHER MATTERS
Our Board of Directors is not aware of any matter, other than the matters set forth herein, which will be presented for action at the Annual Meeting of Stockholders. Should any other matter requiring a vote of the stockholders arise, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote all proxies received on such other matters in accordance with the interests of the Company, in the discretion of the person or persons voting the proxies or consistent with any instructions given to such persons by our Board of Directors, in its discretion. In addition, the enclosed proxy is intended to include discretionary authority to vote for approval of minutes of the prior meeting without ratifying the actions taken at such meeting, the disposition of any matters incident to the conduct of the Annual Meeting of Stockholders, including but not limited to any adjournments or postponements, and, if a bona fide director nominee named herein is unable to serve or for good cause will not serve on the Board, for the election of any other person who may be nominated.
All stockholders are urged to complete, sign, date and promptly return the enclosed proxy card or voting instruction form, if such stockholder received a printed set of proxy materials, or to submit your proxy or voting instructions promptly via Internet or by telephone (if available).

By Order of the Board of Directors,

/S/ John W. Hohener
Aliso Viejo, California	John W. Hohener Secretary
December 20, 2012

Microsemi

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## Electronic Voting Instructions

### Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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## Annual Meeting of Stockholders Proxy Card

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### A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

| Nominee | For | Withhold |
|---|---|---|
| 01 - James J. Peterson | ☐ | ☐ |
| 02 - Dennis R. Leibel | ☐ | ☐ |
| 03 - Thomas R. Anderson | ☐ | ☐ |
| 04 - William E. Bendush | ☐ | ☐ |
| 05 - Paul F. Folino | ☐ | ☐ |
| 06 - William L. Healey | ☐ | ☐ |
| 07 - Matthew E. Massengill | ☐ | ☐ |
| 08 - James V. Mazzo | ☐ | ☐ |

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. Advisory Vote on Executive Compensation | ☐ | ☐ | ☐ |
| 3. Ratification of Independent Registered Public Accounting Firm | ☐ | ☐ | ☐ |

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Microsemi

## Proxy — Microsemi Corporation

## Notice of 2013 Annual Meeting of Stockholders

### One Enterprise, Aliso Viejo, California 92656
### Proxy Solicited by Board of Directors for Annual Meeting – February 12, 2013

James J. Peterson and John W. Hohener or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Microsemi Corporation to be held on February 12, 2013 or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side.)